EXHIBIT 10.1

ABL CREDIT AGREEMENT

Dated as of June 7, 2017

Among

AFG HOLDINGS, INC. (f/k/a FR AFG HOLDINGS, INC.)

as Parent,

AMERIFORGE GROUP INC.

as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

DEUTSCHE BANK AG NEW YORK BRANCH

as Administrative Agent, Collateral Agent and L/C Issuer

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

DEUTSCHE BANK SECURITIES INC.

as Lead Arranger and Bookrunner

1

2

3

4

SCHEDULES

1.01A	Commitments
1.01B	Disqualified Lenders
1.01C	Collateral Documents
1.01D	Existing Letters of Credit
5.05	Certain Liabilities
5.09	Ownership of Property
5.10(a)	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
5.17	Insurance
6.15	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Note
D-1	Compliance Certificate
D-2	Solvency Certificate
E	Assignment and Assumption
F	Security Agreement
G	Perfection Certificate
H	Intercompany Note
I	Intercreditor Agreement
J-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
J-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
J-3	United States Tax Compliance Certificate (Foreign Partnership Lenders)
J-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
K	Administrative Questionnaire
L	Borrowing Base Certificate
M	Landlord Waiver and Consent Agreement

5

CREDIT AGREEMENT

This ABL CREDIT AGREEMENT is entered into as of June 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time after the date hereof, this “Agreement”) among AFG HOLDINGS, INC., a Delaware corporation (“Parent”), AMERIFORGE GROUP INC., a Texas corporation (the “Borrower”), the other Guarantors party hereto from time to time, DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Administrative Agent, Collateral Agent and L/C Issuer and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

RECITALS

WHEREAS, on April 30, 2017 (the “Petition Date”), Parent, the Borrower and each of the other Guarantors (collectively, the “Debtors”) commenced chapter 11 cases administratively consolidated as Chapter 11 Case No. 17-32660 (collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, prior to the Petition Date, financing was provided to the Borrower pursuant to that certain Amended and Restated Credit Agreement, dated as of January 25, 2013, as amended by Amendment No. 1 thereto dated as of December 18, 2013, Amendment No. 2 thereto dated as of June 12, 2014, and Amendment No. 3 thereto dated as of August 13, 2015 (and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “First Lien Credit Agreement”) among Parent, the Borrower, the lenders party thereto, the guarantors party thereto and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, as well as under the Second Lien Credit Agreement, as defined herein;

WHEREAS, the Borrower, Parent and the other Guarantors (each as a debtor and debtor in possession under Chapter 11 Cases), the lenders party thereto and DBNY, as Administrative Agent, Collateral Agent and L/C Issuer entered into a senior secured, super-priority multiple draw term loan facility (the “DIP Credit Facility”) in the aggregate principal amount of up to $70,000,000, to fund the working capital requirements, fees, costs and expenses of Parent, the Borrower and its Subsidiaries during the pendency of the Chapter 11 Cases, including, for the avoidance of doubt, costs associated with exiting such cases, which DIP Credit Facility is being discharged on the Plan Effective Date (as defined herein);

WHEREAS, on June 7, 2017, the Bankruptcy Court entered the Confirmation Order (as defined herein);

WHEREAS, upon the effectiveness of the Plan of Reorganization, all obligations under the DIP Credit Facility shall be converted on a dollar-for-dollar basis to (and continue as) Term Loans under the Term Loan Facility and each initial lender thereunder shall be deemed to have made on the Closing Date, in the aggregate, $70,000,000 of Term Loans (the “Term Loan Facility”); and

WHEREAS, upon the effectiveness of the Plan of Reorganization, the Borrower, Parent and the other Guarantors desire to enter into the Revolving Credit Facility;

WHEREAS, the Lenders have indicated their willingness to lend and L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the implementation and Consummation of the Plan of Reorganization (as defined herein), and subject to the terms and conditions set forth herein, in the other Loan Documents (as defined herein), in the Plan of Reorganization (including the Restructuring Transactions Exhibit) and in the Confirmation Order, the Lenders have agreed to enter into this Agreement and make available to the Borrower the Revolving Credit Commitments, which will be used to, among other things, provide for working capital and general corporate purposes of the Borrower and their respective Subsidiaries.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Account” means an “account” as such term is defined in Article 9 of the UCC and any and all supporting obligations in respect thereof.

“Account Debtor” means each Person who is obligated on an Account.

“Administrative Agent” means DBNY, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit K or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the purposes of Section 10.07 only, no Lender party to this Agreement on the Closing Date, or any Affiliate or Approved Fund of any Lender party to this Agreement on the Closing Date, shall be considered an Affiliate of Parent or the Borrower.

“Agent Advance” has the meaning assigned to such term in Section 2.01(c).

“Agent Advance Period” has the meaning assigned to such term in Section 2.01(c).

“Agent Parties” has the meaning set forth in Section 10.02(e).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Currency” means (a) Euros, (b) Pounds Sterling and (c) each other currency that is approved in accordance with Section 1.09.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations applicable to the Borrower or any of its Subsidiaries or controlled joint ventures from time to time concerning or relating to bribery, corruption, or improper payments, including, but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Anticipated Cure Deadline” has the meaning set forth in Section 8.03(a).

“Applicable Period” has the meaning set forth in Section 10.21.

“Applicable Rate” means a percentage per annum equal to:

(a) until the first Business Day immediately following delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (i) for Eurocurrency Rate Loans and Letter of Credit fees, 2.25% and (ii) for Base Rate Loans, 1.25%; and

(b) thereafter, the following percentages per annum, based upon Historical Excess Availability for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

		Applicable Rate
Pricing Level	Historical Excess Availability	Eurocurrency Rate	Base Rate
1	Historical Excess Availability for the immediately prior fiscal quarter is less than 50.0% of the Line Cap	2.50%	1.50%
2	Historical Excess Availability for the immediately prior fiscal quarter is equal to or greater than 50.0% of the Line Cap	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in Historical Excess Availability shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Required Lenders, the highest pricing level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Approved Deposit Account” shall mean a Deposit Account maintained with the Administrative Agent or that is the subject of an effective Deposit Account Control Agreement or other control arrangements in form and substance reasonably satisfactory to the Administrative Agent and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” shall include all monies on deposit in such Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Securities Account” shall mean a Securities Account maintained with the Administrative Agent or that is the subject of an effective Securities Account Control Agreement or other control arrangements in form and substance reasonably satisfactory to the Administrative Agent and that is maintained by any Loan Party with an Approved Securities Intermediary. “Approved Securities Account” shall include all Financial Assets held in a Securities Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Acquisition” shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds $1,000,000.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $1,000,000.

“Assignees” has the meaning set forth in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Assignment Taxes” has the meaning specified in Section 3.01(b).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 2016 and related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for the fiscal year ended December 31, 2016.

“Available Currency” means, with respect to Letters of Credit, Dollars and any Alternative Currency.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” has the meaning assigned to such term in the recitals.

“Bankruptcy Court” has the meaning assigned to such term in the recitals.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the Eurocurrency Rate for a one-month Interest Period plus 1.00%; provided that for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate determined on such day (or if such day is not a Business Day, on the immediately preceding Business Day) at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration (as set forth on the applicable Bloomberg screen page or by such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Eurocurrency Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) or (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, as the case may be. In no event shall the Base Rate be less than zero.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 10.02(e).

“Borrowing” means Revolving Loans of the same Type, made or converted on the same date and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Borrowing Base” means at any time of determination, the sum of:

(i) 85.0% of the value of Eligible Accounts Receivable of the Loan Parties (other than Parent); plus

(ii) the lesser of (A) 65.0% of the Value of Eligible Inventory of the Loan Parties (other than Parent) and (B) 85.0% of the Net Orderly Liquidation Value of such Eligible Inventory of the Loan Parties (other than the Parent); minus

(iii) the aggregate amount of Qualified Hedging Reserves or such time; minus

(iv) any other Reserves established or required to be maintained by the Administrative Agent in its Permitted Discretion at such time (solely to the extent not already reflected in clauses (i) through (iii) above).

“Borrowing Base Certificate” means a Borrowing Base Certificate substantially in the form of Exhibit L.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person, for any period, all expenditures by such Person which are required to be included as capital expenditures on a consolidated statement of cash flows in accordance with GAAP and, without duplication, the amount expended or capitalized under leases evidencing Capital Lease Obligations incurred by such Person in such Period; provided, however that Capital Expenditures shall not include (and it being understood that such Capital Expenditures cannot be less than zero after giving effect to the following exclusions):

(a) expenditures to the extent they are made with (i) Equity Interests of Parent or proceeds of the issuance of Equity Interests, (ii) a cash capital contribution to, the Borrower after the Closing Date or (iii) the proceeds of Indebtedness (other than Revolving Loans);

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower;

(c) interest capitalized during such period;

(d) (i) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower and any Subsidiaries) and for which none of the Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) and (ii) expenditures which are contractually required to be, and have been, advanced or reimbursed to the Borrower or any Subsidiary in cash by a third party;

(e) the book value of any asset owned by the Borrower or any Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase or (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g) any amounts spent in connection with Investments in respect of a Permitted Business Acquisition or permitted pursuant to Section 7.02 or the Transactions;

(h) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower or any Subsidiary during the same fiscal year in which such expenditures were made pursuant to a Sale and Lease Bank to the extent of the cash proceeds received by the Borrower or any Subsidiary pursuant to such Sale and Lease Bank that are not required to prepay loans under the Term Facility; or

(i) the purchase of property, plant or equipment to the extent purchased with the proceeds of an Asset Disposition which are not required to be applied to prepay the loans under the Term Facility.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateral” has the meaning set forth in Section 2.14(c).

“Cash Collateralize” has the meaning set forth in Section 2.14(c).

“Cash Dominion Period” shall mean any (a) Trigger Period or (b) any period commencing on the date on which an Event of Default shall have occurred and be continuing and ending on the first date thereafter on which (x) in the case of a Cash Dominion Period commencing as a result of clause (a), such Trigger Period shall have ended and (y) in the case of a Cash Dominion Period commencing as a result of clause (b), no Event of Default exists.

“Cash Equivalents” shall mean:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding 12 months;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of $10,000,000; and

(i) cash or cash equivalents in foreign cash management systems not in excess of $20,000,000.

“Cash Interest Expense” means, for any period, Interest Expense for such period, excluding (a) any amount not paid or payable currently in Cash, (b) amortization of deferred financing costs, (c) Transaction Costs otherwise included in Interest Expense and (d) any annual agency fees with respect to any Indebtedness, in each case, to the extent included in Interest Expense.

“Cash Management Bank” shall mean (a) an Agent, a Lender or an Affiliate of the foregoing that as of the Closing Date has a Treasury Services Agreement that is permitted under this Agreement and (b) any Person that, at the time it enters into a Treasury Services Agreement permitted under this Agreement, is an Agent, a Lender or an Affiliate of the foregoing, in each case in its capacity as a party to such Treasury Services Agreement, and that is designated a “Cash Management Bank” with respect to such Treasury Services Agreement in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as a Lender or Agent) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to the Administrative Agent (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.08, 10.15 and 10.16 and Article IX as if such Cash Management Bank were a Lender.

“Cash Management Obligations” shall mean any and all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Cash Management Services.

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payable services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“Change of Control” shall be deemed to occur if:

(a) any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity of Parent;

(b) a “change of control” (or similar event) shall occur under any Indebtedness for borrowed money with an aggregate principal amount in excess of the Threshold Amount or any Permitted Refinancing in respect thereof; or

(c) Parent shall cease to own directly 100% of the Equity Interests of the Borrower.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals.

“Closing Date” means the date on which the conditions precedent in Section 4.01 have been satisfied and the Borrowing is made.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, the ABL Priority Collateral and the Term Loan Priority Collateral.

“Collateral Access Agreement” means, with respect to a leasehold interest of a Loan Party at which Inventory to be included in Eligible Inventory is located, a collateral access agreement substantially in the form of Exhibit M (or such other form as may be reasonably satisfactory to the Agent) with such amendments, modifications or supplements as may be reasonably satisfactory to the Agent.

“Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as collateral agent or pledgee under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01 or from time to time pursuant to Section 6.11, Section 6.13 or Section 6.15 subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) subject to the Intercreditor Agreement, the Obligations and the Guaranty shall have been secured by (i) a first-priority security interest in the ABL Priority Collateral, and (ii) a second priority security interest in the Term Loan Priority Collateral;

(c) subject to the Intercreditor Agreement, the Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, substantially all now owned or, in the case of Material Real Property, fee owned, or at any time hereafter acquired tangible and intangible assets of each Loan Party (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property in the United States of America, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) and in the case of Material Real Property, only to the extent required by clause (d) below, Section 6.11, Section 6.13 and Section 6.15;

(d) subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (c) above or under Section 6.11, Section 6.13 or Section 6.15 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, Collateral Agent will cooperate with Borrower or the applicable Loan Party in order to minimize the amount of mortgage tax payable in connection with such Mortgage as permitted by, and in accordance with, applicable law including, to the extent permitted by applicable law, limiting the amount secured by the Mortgage to 100% of the fair market value of the Mortgaged Property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent (it being agreed that First American Title Insurance Company and Chicago Title Insurance Company are acceptable) in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Administrative Agent, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including, to the extent applicable to this transaction, endorsements on matters relating to usury, first loss, survey, zoning, contiguity, doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (iii) legal opinions, addressed to the Administrative Agent, the Collateral Agent and the Secured Parties, reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request and which are customarily obtained in transactions of this kind, (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) or portion thereof is located, duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance as and to the extent required under Section 6.07(c) hereof, (v) a copy of any existing environmental reports in the possession of any Loan Party with respect to each Mortgaged Property, (vi) a current A.L.T.A. survey, certified to the Collateral Agent for its benefit and that of the Secured Parties and their respective successors and assigns by a licensed surveyor sufficient to allow the issuer of the Mortgage Policy with respect to each Mortgaged Property to issue such policy; provided, that, notwithstanding the foregoing, the Loan Parties may deliver an existing survey with respect to any Mortgaged Property to the extent the title company is willing to issue the applicable Mortgage Policy with (x) the general or standard survey exception deleted, and (y) all survey related endorsements (to the extent available in the applicable jurisdiction and at commercially reasonable rates), and (vii) such other reports, documents, instruments and agreements as the Collateral Agent may reasonably request, each in form and substance reasonably satisfactory to the Collateral Agent; and

(e) after the Closing Date, each Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 or Section 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees any Restricted Indebtedness or any Permitted Refinancing of any of the foregoing or other Indebtedness for borrowed money of any Loan Party having an aggregate principal amount in excess of the Threshold Amount shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned real property (other than Material Real Properties) or any leasehold right interests in real property, (ii) motor vehicles and other assets subject to certificates of title or commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $2,000,000 (it being understood that all assets described in clause (ii) are still intended to constitute Collateral, even though perfection beyond a UCC filing is not required hereunder, to the extent a security interest can be created therein without a specific description thereof, without delivery of a supplement to a Collateral Document or without the taking of any action or obtaining the consent of any Person, including any Governmental Authority), (iii) any particular asset, if the pledge thereof or the security interest therein is prohibited by Law (including any requirement to obtain the consent of any Governmental Authority or third party) other than to the extent such prohibition or requirement is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iv) Equity Interests in any Person that is not a wholly owned Subsidiary that cannot be pledged without the consent of one or more third parties other than Parent, the Borrower or any of its Subsidiaries (other than to the extent such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition), (v) any permitted agreements or other property or rights of a Loan Party arising under or evidenced by any permitted contract, lease, instrument, license, state or local franchises, charters and authorizations, purchase money security interest or similar arrangement or document to the extent the pledges thereof and security interests therein are prohibited by such permitted agreements (including permitted liens, leases, licenses, state or local franchises, charters and authorizations, purchase money security interest or similar arrangement or document), other than proceeds and receivables thereof, except to the extent the pledge of such permitted agreements or other property or rights is expressly deemed effective (or such prohibition is deemed ineffective) under the Uniform Commercial Code or other applicable law or principle of equity notwithstanding such prohibition, (vi) licenses, leases, other agreements and any other property and assets to the extent that the Collateral Agent may not validly possess a security interest therein under applicable Laws or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (except that cash proceeds of dispositions thereof in accordance with applicable Law shall constitute Collateral), in each case where the applicable requirement is not ineffective under applicable Laws or principles of equity, (vii) letter of credit rights except to the extent constituting a support obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law and (ix) any particular assets if, in the reasonable judgment of the Administrative Agent determined in consultation with the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents (the assets excluded pursuant to this clause (A), the “Excluded Assets”);

(B) (i) the foregoing definition shall not require control agreements with respect to any Excluded Accounts; and (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of each Loan Party, and (ii) all certificates or instruments representing or evidencing Equity Interests of the Borrower and its Domestic Subsidiaries (other than any Excluded Subsidiary) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); and

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, each Intellectual Property Security Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), in each case substantially in the form of Exhibit A.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1.

“Compliance Period” means any period (i) commencing on the date on which Excess Availability is less than the greater of (x) 10.00% of the Line Cap and (y) $7,500,000 and (ii) ending on the first date thereafter on which Excess Availability has been equal to or greater than the greater of (x) 10.00% of the Line Cap and (y) $7,500,000 in either case for thirty (30) consecutive days.

“Confirmation Order” means an order of the Bankruptcy Court, in form and substance acceptable to the Administrative Agent, to the extent such approvals are required pursuant to the Restructuring Support Agreement, confirming the Plan of Reorganization.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Borrower and its Subsidiaries for such period determined on a consolidated basis; provided, however, that

(a) fees, expenses or charges related to any offering of Equity Interests of the Borrower or any of its Subsidiaries, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change of control payments related to the Transactions), in each case, shall be excluded;

(b) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(c) any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) shall be excluded;

(d) any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of Indebtedness (including obligations under Swap Agreements) shall be excluded;

(e) (i) the Net Income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Borrower or another Loan Party in respect of such period and (ii) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity paid in cash by such Person in excess of the amounts included in clause (i);

(f) the Net Income for such period of any Subsidiary that is not a Loan Party of the Borrower shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income or other amount is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (provided that the net loss of any such Subsidiary shall be included to the extent funds are disbursed by such Person or any other Subsidiary of such Person in respect of such loss and that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Subsidiary to the Borrower or another Loan Party in respect of such period to the extent not already included therein),

(g) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(h) any non-cash charges from the application of the purchase method of accounting in connection with the Transactions or any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income shall be excluded;

(i) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded;

(j) any gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses shall be excluded; and

(k) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options, any restricted stock plan or other rights to officers, directors and employees of the Borrower or any of its Subsidiaries shall be excluded.

“Consummation of the Plan of Reorganization” shall mean the occurrence of the Plan Effective Date and the substantial consummation of the Plan of Reorganization within the meaning of Section 1101(2) of the Bankruptcy Code.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning set forth in Section 8.03(a).

“Cure Right” has the meaning set forth in Section 8.03(a).

“Debtors” has the meaning set forth in the introductory paragraph to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Revolving Loans that are Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the overdue principal or interest in respect of a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Deposit Account” shall mean any deposit account (as that term is defined in the UCC).

“Deposit Account Bank” shall mean a financial institution reasonably acceptable to the Collateral Agent; provided, that the institutions at which the Borrower or any Loan Party maintains a deposit account which is disclosed on Schedule 12 or 13 of the Perfection Certificate shall be deemed acceptable to the Collateral Agent.

“Deposit Account Control Agreement” shall mean each control agreement executed and delivered by the Collateral Agent for the benefit of the Secured Parties, a securities intermediary or depositary bank and the applicable Loan Party on the Closing Date and each control agreement to be executed and delivered by the Collateral Agent, a securities intermediary or depositary bank and the applicable Loan Party after the Closing Date pursuant to the terms of this Agreement and the Security Agreement, in each case, in form and substance reasonably satisfactory to the Collateral Agent and with such amendments, modifications and/or supplements as the Collateral Agent may reasonably request or approve.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 consecutive months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrower’s and each Subsidiary Guarantor’s Accounts during such period (excluding, at the sole discretion of the Administrative Agent, any extraordinary, non-recurring items), by (b) the Borrower’s and each Subsidiary Guarantor’s billings with respect to their Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by one (1) percentage point (1.00%) for each percentage point by which Dilution is in excess of 5.00% (it being understood that no reserve shall be imposed on the first 5% of Dilution).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a

Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Parent of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent (or any direct or indirect parent thereof), the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to the Administrative Agent from time to time and any of their Affiliates that are identified in writing from the Borrower to the Administrative Agent from time to time or readily identifiable on the basis of such Affiliate’s name; provided that no supplement or modification to the list of Disqualified Lenders shall apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Revolving Loans or Revolving Credit Commitments.

“Distressed Person” has the meaning set forth in the definitions of “Lender-Related Distress Event”.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means (i) with respect to any L/C Obligation (or any risk participation therein), (a) if denominated in Dollars, the amount thereof and (b) if denominated in an Alternative Currency, the equivalent amount thereof converted to Dollars as determined by the Administrative Agent or the applicable L/C Issuer on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency and (ii) with respect to any Revolving Loan, the principal amount thereof.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EBITDA” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xiii) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits, losses or capital of the Borrower and its Subsidiaries for such period to the extent that such provision for taxes was deducted in calculating Consolidated Net Income;

(ii) Interest Expense of the Borrower and its Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period) and to the extent not reflected in Interest Expense, costs of surety bonds in connection with financing activities;

(iii) depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees);

(iv) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges), when aggregated with the amounts in clauses (a)(ix) and (a)(x) below not to exceed (x) $20,000,000 for any period of four consecutive fiscal quarters ending in 2017, (y) $15,000,000 for any period of four consecutive fiscal quarters ending in 2018 and (z) $10,000,000 for any period of four consecutive fiscal quarters ending in 2019 and thereafter; provided that with respect to each such restructuring charge, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge;

(v) any other non-cash charges, expenses or losses (including, without limitation write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets and the impact of purchase accounting on the Borrower and its Subsidiaries for such period); provided that (x) if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payments in respect thereof in such future period shall be subtracted from EBITDA to such extent and (y) amortization of a prepaid cash item that was paid in a prior period shall be excluded;

(vi) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary that is a Subsidiary in such period, except to the extent of dividends declared or paid on Equity Interests held by third parties;

(vii) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods;

(viii) extraordinary losses and unusual or non-recurring cash charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, when aggregated with the amounts in clauses (a)(iv) and
(a)(x) not to exceed (x) $20,000,000 for any period of four consecutive fiscal quarters ending in 2017, (y) $15,000,000 for any period of four consecutive fiscal quarters ending in 2018 and (z) $10,000,000 for any period of four consecutive fiscal quarters ending in 2019 and thereafter; provided that with respect to each such charge, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such charge and stating that such charge is a non-recurring charge;

(ix) restructuring costs related to (A) acquisitions after the Closing Date permitted under the terms hereof and (B) closure or consolidation of facilities, when aggregated with the amounts in clauses (a)(iv) and (a)(ix) not to exceed (x) $20,000,000 for any period of four consecutive fiscal quarters ending in 2017, (y) $15,000,000 for any period of four consecutive fiscal quarters ending in 2018 and (z) $10,000,000 for any period of four consecutive fiscal quarters ending in 2019 and thereafter;

(x) any charge or expense in respect of any earn-out payments in connection with the Borrower’s acquisition of Managed Pressure Operations International Ltd. from MHWirth AS pursuant to that certain Share Purchase Agreement dated July 13, 2016;

(xi) restructuring costs and any consulting or professional fees incurred in connection with the Chapter 11 Cases without duplication of any amounts included in clauses (a)(iv), (a)(ix) and (a)(x) above,

(xii) non-recurring costs of reporting and compliance requirements pursuant to the Sarbanes Oxley Act of 2002, and minus (b) the sum of (in each case without duplication) and to the extent the respective amounts described in subclauses (i) through (v) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) non-cash items increasing Consolidated Net Income of the Borrower and its Subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges included in EBITDA in any prior period;

(ii) extraordinary gains and unusual or non-recurring cash income, and income arising from modifications to pension and post-retirement employee benefit plans;

(iii) items of income or gain relating to the Chapter 11 Cases;

(iv) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period; and

(v) credits, reimbursements and refunds with respect to Taxes based on income, profits, losses or capital of the Borrower and its Subsidiaries for such period.

Notwithstanding anything to the contrary, for purposes of determining EBITDA for any period that includes any of the fiscal quarters ended June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017, EBITDA for such fiscal quarters shall be ($7,214,000), ($1,894,000), $6,302,000 and $1,045,000, respectively, in each case, as may be subject to any adjustment on a Pro Forma Basis for the applicable Test Period with respect to any Asset Acquisitions or Asset Dispositions occurring after the Closing Date.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts Receivable” means Accounts of a Loan Party (other than Parent). In determining the amount to be included, Eligible Accounts Receivable shall be calculated net of customer deposits and unapplied cash received from a respective account debtor with respect to an Account. Without limiting the Administrative Agent’s Permitted Discretion to establish Reserves pursuant to this Agreement, unless otherwise approved in writing by the Administrative Agent, no Account of any Loan Party shall be deemed to be an Eligible Account Receivable (but without duplication):

(a) if it arises out of a sale made by a Loan Party to an Affiliate Controlled by or Controlling any Loan Party; or

(b) if the Account is unpaid more than (i) 120 days after the original invoice date or (ii) 60 days after the original due date; or

(c) without duplication, with regard to the amount of any credit balances greater than (i) 120 days past their original invoice date with respect to the Account or (ii) 60 days past the original due date with respect to the Account; or

(d) if it is from the same Account Debtor (or any Affiliate thereof) and 50% or more, in face amount, of all Accounts from such account debtor (and any Affiliate thereof) are ineligible pursuant to clause (b) above; or

(e) if the Account, when aggregated with all other Accounts of such Account Debtor (and any Affiliate thereof), exceeds 20% (or, in the case of Accounts of each of the Persons listed on Schedule 1.01E (as such Schedule 1.01E shall be updated by the Borrower from time to time and approved by the Administrative Agent in its Permitted Discretion), 30%; provided that upon written request of the Borrower to the Administrative Agent, such 30% limit shall not apply to any Accounts of ProPetro Holding Corp. and its Affiliates for any period of two consecutive months occurring in the 12-month period following the Closing Date as identified by the Borrower in such notice) in face value of all Accounts of the Loan Parties combined then outstanding, to the extent of such excess; or

(f) if (i) the Account Debtor is also a creditor of the Loan Parties (unless such account debtor has entered into a written agreement reasonably acceptable to the Administrative Agent to waive any set-off rights), (ii) the Account Debtor has disputed its liability on, or the Account Debtor has made any claim with respect to, such Account, which has not been resolved or (iii) the Account otherwise is subject to any right of setoff by the Account Debtor; provided that any Account deemed ineligible pursuant to this clause (f) shall only be ineligible to the extent of the amount owed by the Loan Parties to the Account Debtor, the amount of such dispute or claim, or the amount of such setoff, as applicable; or

(g) if the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the Account Debtor, or if the Account Debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the Account Debtor has suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an “Act of Bankruptcy”); or

(h) if the Collateral Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform in all material respects to the representations and warranties contained in this Agreement, the Security Agreement or any of the other Collateral Documents with respect to such Account; or

(i) if the sale to the Account Debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

(j) if the Account Debtor is the United States of America, any State or any political subdivision, department, agency or instrumentality thereof, unless the respective Loan

Party duly assigns its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq.) or complies with any similar State or local law as the Collateral Agent shall require; or

(k) if the goods giving rise to such Account have not been shipped and billed to the Account Debtor (except to the extent the applicable Loan Party has shipped such goods in accordance with the written instructions of such Account Debtor and such Account Debtor has agreed in writing that such shipment constitutes delivery of such goods by such Loan Party, in each case, in form and substance reasonable satisfactory to the Administrative Agent) or the services giving rise to such Account have not been performed by a Loan Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(l) if the Accounts are subject to any adverse security deposit or other similar advance made by or for the benefit of the applicable Account Debtor to the extent of such security deposit, progress payment or other similar advance; or

(m) if the Accounts are evidenced by or arise under any instrument or chattel paper unless such instruments or chattel paper have been pledged to the Collateral Agent containing such endorsement as the Collateral Agent shall reasonably require; or

(n) Accounts which are acquired in connection with an acquisition permitted hereunder to the extent the Administrative Agent shall not have received a report in respect of such Account, which report shows results reasonably satisfactory to the Administrative Agent; it being agreed that the Administrative Agent shall take such actions as are reasonably required to obtain such a report (which report shall be at the expense of the Borrower and shall not be considered in any limitation on such reports at the expense of the Borrower) promptly upon the request of the Borrower; provided that Administrative Agent may, in its Permitted Discretion, determine to include such Accounts as Eligible Accounts prior to the receipt by the Administrative Agent of such report, without limiting the right of Administrative Agent to subsequently exclude such Accounts based on the results of such report; provided, further, that until the receipt of a report the maximum amount of such Accounts acquired in connection with an acquisition permitted hereunder to be included in the Borrowing Base shall not exceed 10% of the book value of such Accounts; or

(o) [reserved]; or

(p) if the goods giving rise to such Account are also included in the Eligible Inventory of the Loan Parties; or

(q) if the Account represents Inventory that has been, or for which a Loan Party has received or delivered, as applicable, notice that such Inventory will be returned, rejected or repossessed, to the extent of such Inventory being returned, rejected or repossessed;

(r) if (i) the Account Debtor (other than those Account Debtors specified on Schedule 1.01F, as such Schedule 1.01F may be updated from time to time with the approval of the Administrative Agent in its Permitted Discretion) is not located in the United States of America or (ii) the Account is owed in any currency other than Dollars; or

(s) to the extent the Account includes amounts as to which a rebate has been communicated to the Account Debtor, but which rebate is not yet reflected in such Account, to the extent of such rebate; or

(t) if the Accounts arise with respect to goods that are delivered on a cash-on-delivery or cash-in-advance basis; or

(u) to the extent such Accounts consist of short-paid invoices; or

(v) to the extent such Accounts consist of prepaid commissions; or

(w) Accounts subject to a Lien except those (i) in favor of the Collateral Agent for the benefit of the Secured Parties and (ii) in favor of the Collateral Agent (as defined in the Term Loan Facility Documentation) so long as such Liens are subject to the Intercreditor Agreement.

“Eligible Assignee” has the meaning specified in Section 10.07(a).

“Eligible Inventory” means at any time of determination, Inventory of a Loan Party (other than Parent). Without limiting the Administrative Agent’s Permitted Discretion to establish Reserves in accordance with the terms of this Agreement, no Inventory of the Loan Parties shall be deemed Eligible Inventory (without duplication):

(a) if the Inventory has been returned or rejected by the Loan Parties’ customers, to the extent such returned Inventory cannot be sold to other customers; or

(b) if any Person other than a Loan Party shall have any direct or indirect ownership, interest or title to such Inventory; or

(c) if the Inventory is stored on property that is either (i) leased by a Loan Party or (ii) owned or leased by a warehouseman that has contracted with a Loan Party to store Inventory on such warehouseman’s property, unless within 60 days following the Closing Date (or such longer period as the Administrative Agent may reasonably agree) such Loan Party shall have delivered to the Administrative Agent a Collateral Access Agreement executed by the lessor of such property or a reserve in an amount equal to three months’ rent has been taken with respect to such Inventory to the extent that a Collateral Access Agreement is not delivered with respect to such property; or

(d) if the Inventory is not subject to a valid and perfected first priority security interest in favor of the Collateral Agent except, with respect to Eligible Inventory stored at sites described in clause (c)(ii) of this definition, for Liens for normal and customary charges; or

(e) if the Inventory is obsolete or slow moving or the Inventory does not otherwise conform in all material respects to the representations and warranties contained in this Agreement, the Security Agreement or any of the other Collateral Documents with respect to such Inventory; or

(f) if the Inventory was not manufactured in all material respects in accordance with or does not meet all standards imposed by applicable law or by any government agency, or department or division thereof, having regulatory authority over such goods or their manufacture, use or sale; or

(g) if the Inventory consists of spare parts for equipment, packaging and shipping materials or supplies used or consumed in the Loan Parties’ business and that cannot be sold to customers; or

(h) if the Inventory is purchased or sold on consignment unless a consignment agreement in form and substance reasonably satisfactory to the Administrative Agent is in place and appropriate financing statements have been filed; or

(i) if the Inventory is located outside the United States of America; or

(j) if the Inventory contains or bears any intellectual property rights licensed to any Loan Party by any Person other than a Loan Party unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; or

(k) if the Inventory has given rise to an Account which is an Eligible Account; or

(l) if the Inventory was sold or is otherwise transferred from a Foreign Subsidiary and is in transit; or

(m) if the Inventory was sold or is otherwise transferred from a vendor located outside of the United States and is in transit; or

(n) Inventory which is acquired in connection with an acquisition permitted hereunder to the extent the Administrative Agent shall not have received a report in respect of such Inventory, which report shows results reasonably satisfactory to the Administrative Agent; it being agreed that the Administrative Agent shall take such actions as are reasonably required to obtain such a report (which report shall be at the expense of the Borrower and shall not be considered in any limitation on such reports at the expense of the Borrower) promptly upon the request of the Borrower; provided that Administrative Agent may, in its Permitted Discretion, determine to include such Inventory as Eligible Accounts prior to the receipt by the Administrative Agent of such report, without limiting the right of Administrative Agent to subsequently exclude such Accounts based on the results of such report; provided, further, that until the receipt of a report the maximum amount of such Inventory acquired in connection with an acquisition permitted hereunder to be included in the Borrowing Base shall not exceed 30% of the book value of such Inventory; or

(o) if the Inventory is located at an outside processor, unless a Reserve equal to the amount owed to the processor has been established and included in the Borrowing Base; or

(p) to the extent of the portion of the cost of such Inventory attributable to profits booked in connection with the sale of such Inventory by the Borrower to any of its Subsidiaries or by any Subsidiary of the Borrower to the Borrower or any of its Subsidiaries; or

(q) if the Inventory is included in an “inventory bank” and has been purchased by a customer or supplier of a Loan Party; or

(r) if the Inventory is located in a third-party warehouse or is in the possession of a bailee or another third-party unless a Reserve equal to the amount owed to the processor or equal to the amount it would cost to recover such Inventory has been established and included in the Borrowing Base; or

(s) if the Inventory consists of non-material work-in-progress that cannot be sold on the open market; or

(t) if the Inventory consists of work-in-progress that takes numerous months to convert into finished goods; or

(u) if the Inventory consists of raw materials that is specific to a customer and could not be sold to other customers; or

(v) if the Inventory is manufactured per a customer’s specification and could not be sold to another customer.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of human health and safety as it relates to the environment, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 and Section 303 of ERISA and Section 412 and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any Subsidiary; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate per annum determined by the Administrative Agent, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period the ICE Benchmark Administration Interest Settlement Rates or successor thereto for deposits in Dollars (as set forth on the applicable Bloomberg screen page or by such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “Eurocurrency Rate” shall be the interest rate per annum, determined by the Administrative Agent to be the average of the rates per annum at which the Administrative Agent is offered deposits in Dollars by major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period; provided that, the Eurocurrency Rate shall be deemed to not be less than 0.00% per annum.

“Eurocurrency Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurocurrency Rate.

“Euros” means lawful currency of the European Union.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Availability” means the amount by which the Line Cap exceeds the Revolving Credit Exposure.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (i) Deposit Accounts and Securities Accounts established (or otherwise maintained) by Borrower or any of the other Loan Parties the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the IRS or state or local government agencies with respect to employees of any of the Loan Parties and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (ii) all segregated Deposit Accounts and Securities Accounts established (or otherwise maintained) by the Borrower or any of the other Loan Parties constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll (and other wage and benefit) accounts, trust or similar accounts, (iii) all other Deposit Accounts established (or otherwise maintained) by Borrower or any of the other Loan Parties (excluding collection accounts, concentration accounts and Deposit Accounts maintained with the Administrative Agent) that do not have cash balances at any time exceeding $1,000,000 for any individual Deposit Account or in the aggregate for all such Deposit Accounts, (iv) zero balance accounts which sweep to an account subject to a Control Agreement, (v) escrow accounts or other similar accounts used solely for escrow funds or other deposits in connection with acquisitions or dispositions and (vi) Deposit Accounts of any Loan Party maintained with the Administrative Agent the balance of which consists solely of proceeds of any sale or other disposition of any Term Loan Priority Collateral (and only such Collateral).

“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Excluded Subsidiary” means (a) any Subsidiary of a Loan Party that does not have total assets or annual revenues in excess of $1,000,000 individually or in the aggregate with all other Subsidiaries excluded via this clause (a), (b) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any Subsidiary acquired after the Closing Date, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (c) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (d) any direct or indirect Foreign Subsidiary of the Borrower that is a CFC, (e) any not-for-profit Subsidiaries, (f) any direct or indirect Domestic Subsidiary (x) that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes and (y) substantially all of the assets of which consist of the Equity Interests of one or more Foreign

Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code, (g) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, and (h) any captive insurance subsidiaries; provided that no Subsidiary that Guarantees any obligations under the Term Loan Facility shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor or the grant of the security interest would otherwise have become effective with respect to such Swap Obligation but for such Subsidiary Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Existing Letters of Credit” means each letter of credit of the Borrower and its Subsidiaries listed on Schedule 1.01D.

“Extended Maturity Date” shall mean the final maturity date of any Revolving Loan extended pursuant to Section 2.15.

“Extended Revolving Credit Commitment” has the meaning set forth in Section 2.15(a).

“Extension” has the meaning set forth in Section 2.15.

“Extension Amendments” has the meaning set forth in Section 2.15.

“Extension Offer” has the meaning set forth in Section 2.15.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower or the Subsidiary of the Borrower selling such asset.

“FATCA” means Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official administrative guidance promulgated thereunder and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Fee Letter” means the Fee Letter dated May 12, 2017 among the Borrower, the Administrative Agent and the Collateral Agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three major U.S. banking institutions of recognized standing selected by it; provided that if the Federal Funds Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Assets” has the meaning specified in the UCC.

“Financial Covenants” has the meaning set forth in Section 7.10.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Credit Agreement” has the meaning set forth in the Recitals.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any fiscal quarter, determined on a consolidated basis for the Borrower and its Subsidiaries, of (a) (i) EBITDA for the four fiscal quarter period then ending, minus (ii) Capital Expenditures made during such four fiscal quarter period then ending, minus (iii) cash Taxes paid for such four fiscal quarter period then ending minus (iv) dividends, distributions and other payments made in respect of any Equity Interests (other than Disqualified Equity Interests) for such four fiscal quarter period then ending to (b) Fixed Charges for such four fiscal quarter period then ending.

“Fixed Charges” means, for any period, the sum without duplication, of the following for such period:

(a) the Cash Interest Expense of the Borrower that was paid or payable during such period; provided that for purposes of determining Interest Expense for any period including prior to the first anniversary of the Closing Date, Interest Expense shall be an amount equal to actual Interest Expense that was actually paid in cash from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the actual number of days elapsed from the Closing Date through the date of determination; plus

(b) all scheduled principal amortization payments (but excluding mandatory prepayments of Revolving Loans or payments due at final maturity) that were actually paid in cash during such period with respect to Indebtedness for borrowed money of the Borrower and its Subsidiaries, including payments in respect of Capital Lease Obligations, but excluding payments with respect to intercompany Indebtedness; plus

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests of the Borrower or preferred stock of any Subsidiary made during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and in each case, any and all official rulings and interpretation thereunder or thereof.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Lease Obligations.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) Parent, (ii) the Subsidiaries of the Borrower (other than any Excluded Subsidiary), (iii) those Subsidiaries that issue a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11 or otherwise, at the option of the Borrower, issue a Guarantee of the Obligations after the Closing Date and (iv) solely in respect of any Secured Hedge Agreement or Treasury Services Agreement to which the Borrower is not a party, the Borrower, in each case, until the Guaranty thereof is released in accordance with this Agreement.

“Guaranty” means, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, or other emissions that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” means any Person that was an Agent, a Lender or an Affiliate of any Agent or a Lender at the time it entered into a Secured Hedge Agreement, in its capacity as a party thereto (even if such Agent or such Lenders subsequently ceases to be an Agent or a Lender, as the case may be, under this Agreements for any reason) and that is designated a “Hedge Bank” with respect to such Secured Hedge Agreement in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as a Lender or Agent) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to the Administrative Agent (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.08, 10.15 and 10.16 and Article IX as if such Hedge Bank were a Lender..

“Historical Excess Availability” means (a) for the purposes of the definition of Applicable Rate, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended fiscal quarter divided by (y) the number of days in such fiscal quarter, and (b) in the case of the definition of Payment Conditions, with respect to any action or proposed action, an amount equal to (i) the sum of each day’s Excess Availability during the 30 consecutive day period immediately preceding such action or proposed action divided by (ii) 30. In the case of preceding clause (b) only, Excess Availability (and the definition of Borrowing Base as used therein) shall be determined on a pro forma basis as if such action or proposed action and any Revolving Loans incurred (or to be incurred), Letters of Credit issued (or to be issued) or Indebtedness repaid (or to be repaid) in connection with such action or proposed action had occurred or been incurred, issued or repaid, as the case may be, and any Eligible Accounts Renewable or Eligible Inventory acquired (or to be acquired) in connection with such action or proposed action had been acquired, in each case, on the first day of the 30 day period immediately preceding such action or proposed action, as set forth in an officer’s certificate executed by the chief financial officer of the Borrower and delivered to the Administrative Agent.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Increasing Lender” has the meaning set forth in Section 2.04(b).

“Incremental Joinder Agreement” has the meaning set forth in Section 2.04(d).

“Incremental Loan Amendment” has the meaning set forth in Section 2.04(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Swap Obligations;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capital Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and (B) exclude all trade liabilities and intercompany liabilities among the Borrower and its Subsidiaries having a term not exceeding 364 days (inclusive of any roll over or extensions or terms) and made in the ordinary course of business. The amount of any Swap Obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. The amount of Indebtedness as issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed in lieu of net income Taxes, in each case, by a jurisdiction (a) as a result of such recipient being organized in or having its principal office (or, in the case of any

Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (b) as a result of any other connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) any branch profits Taxes imposed in the United States or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iii) Taxes attributable to the failure by any Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iv) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax that is in effect on the date such Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01 and (v) any U.S. federal withholding Taxes imposed under FATCA.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Intellectual Property Security Agreement” means each Copyright Short Form Security Agreement, Trademark Short Form Security Agreement and Patent Short Form Security Agreement (each as defined in the Security Agreement), in each case executed and delivered pursuant to the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement in the form of Exhibit I, dated as of the Closing Date, by and among the Collateral Agent and the ABL Agent.

“Interest Expense” means, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such Person.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Term Loan Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December commencing with the first such date to occur after the Closing Date and the Maturity Date of such Base Rate Loan.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months or at the discretion of the

Administrative Agent less than one month thereafter (subject to availability), as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Inventory” shall have meaning set forth in Article 9 of the UCC.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, excluding, in the case of the Borrower and its Subsidiaries, intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.17(a).

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of the relevant Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Junior Financing Documentation” means any documentation governing any Restricted Indebtedness.

“Junior Lien Intercreditor Agreement” means a Junior Lien Intercreditor Agreement in form and substance reasonably satisfactory to the Administrative Agent.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means at any time, the sum of (i) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (ii) the aggregate Dollar Amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time, provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“L/C Issuer” means Deutsche Bank AG New York Branch (other than with respect to commercial letters of credit) and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(k), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn Dollar Amount of all outstanding Letters of Credit plus the aggregate Dollar Amount of all Unreimbursed Amounts including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(1). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arranger” means Deutsche Bank Securities Inc.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and as the context requires, includes an L/C Issuer and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lender Default” means (i) the refusal or failure of any Lender to make available its portion of any incurrence of Revolving Loans or participations in Letters of Credit when required hereunder, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, unless the subject of a good faith dispute; (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; (iii) the notification by a Lender to the Borrower or the Administrative Agent that such Lender does not intend or expect to comply with any of its funding obligations hereunder or a public statement by a Lender to that effect with respect to such Lender’s funding obligations hereunder; (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that such Lender will comply with such Lender’s obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender solely pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (v) the admission in writing by a Distressed Person that it is insolvent or such Distressed Person becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Laws, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or such Distressed Person becomes the subject of a Bail-In Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of a so-called undisclosed administration (being the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulatory under or based on the Law in the country where such Lender or any person that directly or indirectly controls such Lender is subject to home jurisdiction supervision if applicable Law requires that such appointment is not to be publicly disclosed).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit (including the Existing Letters of Credit) issued by an L/C Issuer under Section 2.03 hereof. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in a form reasonably acceptable to the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the preceding Business Day).

“Letter of Credit Sublimit” means, with respect to (i) Deutsche Bank AG New York Branch, $20,000,000 minus the amount agreed by any other L/C Issuer pursuant to clause (ii) and (ii) any other L/C Issuer, such amount as may be agreed in writing between the Borrower and such L/C Issuer and notified in writing by the Borrower to the Administrative Agent; provided that any L/C Issuer may (but is not obligated to) agree in writing (in its sole discretion) to issue Letters of Credit in excess of its Letters of Credit Sublimit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capital Lease Obligations having substantially the same economic effect as any of the foregoing).

“Line Cap” means at any time, the lesser of (i) the Borrowing Base and (ii) the Aggregate Revolving Credit Commitments, in each case, in effect at such time.

“Liquidity” means, as of any date of determination, Excess Availability plus Unrestricted Cash as of such date.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Letter of Credit Application, (v) the Intercreditor Agreement and each Junior Lien Intercreditor Agreement to the extent then in effect, (vi) the Fee Letter, (vii) the Syndication Letter and (viii) any other document related to this Agreement designated in writing by the Borrower and the Administrative Agent as a “Loan Document”.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mandatory Borrowing” has the meaning set forth in Section 2.01(c).

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole or (b) material impairment of the validity and enforceability of, or a material impairment of the material rights, remedies or benefits available to, the Lenders, any L/C Issuer or any Agent under any Loan Document.

“Material Real Property” means any Real Property owned in fee by any Loan Party with a fair market value in excess of $2,000,000 (at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means the earlier to occur of (i) June 7, 2022 and (ii) the date that is 91 days prior to the final maturity date of the Term Loan Facility; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Minimum Liquidity Covenant” has the meaning set forth in Section 7.10.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Sections 6.11, 6.13 and 6.15, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 3(37) or 4001(a)(3) of ERISA, to which the Borrower, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Orderly Liquidation Value” means (a) the “net orderly liquidation value” determined by an unaffiliated valuation company reasonably acceptable to the Administrative

Agent after performance of an Inventory valuation to be done at the Administrative Agent’s request and the Borrower’s expense, which shall be net of the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory; or (b) if no such Inventory valuation has been requested by the Administrative Agent, the value customarily attributed to Inventory in the appraisal industry for Inventory of similar quality and quantity, and similarly dispersed (under similar and relevant circumstances under standard asset-based lending procedures), at the time of the valuation, less the amount customarily estimated in the appraisal industry at the time of any determination for marshalling, recondition, carrying, and sales expenses designed to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory (or, at the discretion of the Administrative Agent in the case of this clause (b), the value of such Inventory (including amounts properly deducted therefrom as provided above in this clause (b)) based upon the most recent Inventory appraisal conducted in accordance with this Agreement and received by the Administrative Agent).

“New Lender” has the meaning set forth in Section 2.04(c).

“Non-Consenting Lender” has the meaning set forth in Section 3.07(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note made by each Borrower in favor of a Lender and its registered assigns evidencing Revolving Loans made by such Lender, in substantially the form of Exhibit C.

“Notice of Intent to Cure” has the meaning set forth in Section 8.03(c).

“OFAC” has the meaning set forth in Section 5.20(d).

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Revolving Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, expenses, premiums that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) Secured Cash Management and obligations of any Loan Party or any Subsidiary thereof arising under any Secured Hedge Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, Unreimbursed Amounts with respect to Letters of Credit, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, Secured Cash Management Obligations and the obligations of the Borrower or any Subsidiary under any Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Revolving Loans on any date, the aggregate outstanding Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date and (b) with respect to any L/C Obligations on any date, the aggregate outstanding Dollar Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or an L/C Issuer, as applicable, in accordance with the banking industry rules on interbank compensation.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Payment Conditions” shall mean, with respect to any proposed action for which the Payment Conditions are required to be satisfied, that each of the following conditions are satisfied at the time such action is proposed to occur and immediately after giving effect thereto:

(a) there is no Default or Event of Default existing immediately before or immediately after the action or proposed action;

(b) Historical Excess Availability and Excess Availability on the date of the proposed action shall exceed (calculated on a Pro Forma Basis after giving to the Borrowing of any Revolving Loans or issuance of any Letters of Credit in connection with the proposed action (and assuming that such Revolving Loans and Letters of Credit had remained outstanding throughout the applicable 30-day period for which Historical Excess

Availability is to be determined)) (i) with respect to a Permitted Business Acquisition and Investments, $15,000,000 or (ii) prepayments, redemptions and repurchases of Restricted Indebtedness and dividends and other distributions to, and redemptions and repurchases from, equity holders, $20,000,000; and

(c) the Borrower shall be in compliance on a Pro Forma Basis with a minimum Fixed Charge Coverage Ratio of at least 1.00:1.00 as of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01; provided that if Historical Excess Availability and Excess Availability on the date of the proposed transaction (in each case, calculated on a Pro Forma Basis to include the borrowing of any Revolving Loans or issuance of any Letters of Credit in connection with the proposed transaction) shall exceed with respect to (i) a Permitted Business Acquisition and Investments, $20,000,000 or (ii) prepayments, redemptions and repurchases of Restricted Indebtedness and dividends and other distributions to, and redemptions and repurchases from, equity holders, $25,000,000, then compliance with this clause (c) shall not be required with respect to such transaction.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form of Exhibit G hereto or any other form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition); provided that (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer and, (b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable Laws and (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 7.03.

“Permitted Discretion” means the exercise of the Administrative Agent’s reasonable credit judgment (from the perspective of a reasonable secured asset based lender), exercised in accordance with customary and generally applicable credit practices for similar asset based lending facilities, in consideration of any factor which it reasonably believes (i) could adversely affect the quantity, quality, mix or value of any Collateral (including any applicable laws that may inhibit the collection of an Account) or the Borrower’s ability to repay the Obligations, the enforceability or priority of the Liens thereon or the amount that the Agent, the L/C Issuers or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) suggest that any collateral report or financial information delivered to the Administrative Agent, the L/C Issuers or the Lenders by any Person on behalf of any Loan Party is incomplete, inaccurate or misleading in any material respect, or (iii) creates an Event of Default. In exercising such judgment, the Administrative Agent may consider (but not make duplicate adjustment for) any factors that could materially increase the credit risk of lending to the Borrower. Notwithstanding anything else to the contrary herein, no Reserve or imposition of additional or other changes in Borrowing Base eligibility criteria may be established except (A) upon three (3) Business Days’ (during which period the Borrower shall not borrow any such amounts if such Borrowing would cause the Outstanding Amount to exceed the Borrowing Base on a pro forma basis taking into account the effect of the proposed additional Reserve or change in eligibility criteria) prior written notice to the Borrower, during which period (x) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower and (y) Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (B) if and to the extent the amount of any such Reserve or change in eligibility criteria is a reasonable quantification of the incremental dilution of the Borrowing Base attributable to the relevant contributing factors and shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or change.

“Permitted Encumbrances” means, with respect to each Real Property, those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (h), (k), (m) and (o) of Section 7.01, provided, however, that in the case of those Liens and other encumbrances permitted by clause (e) of Section 7.01 and as described in this definition, in the event any Loan Party shall constitute the lessor under any such lease or sublease, no Lien or encumbrance created or permitted to be incurred thereby shall be permitted hereunder except to the extent such Lien or encumbrance would otherwise constitute a Permitted Encumbrance.

“Permitted Holders” means any Person owning Equity Interests in Parent on the Closing Date and such Persons’ Affiliates.

“Permitted Ratio Debt” shall have the meaning assigned to such term in the Term Loan Credit Agreement (as in effect on the date hereof).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(i), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(i), at the time thereof, no Event of Default shall have occurred and be continuing and (d)(i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations (or the Liens securing such indebtedness are subordinated to the Liens securing the Obligations), such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment (or Liens) to the Obligations (or be unsecured) on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of, and does not have greater guarantees or security than, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (iii) the security, if any, for any Permitted Refinancing shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of such Permitted Refinancing) and (iv) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to the Intercreditor Agreement or a Junior Lien Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement or Junior Lien Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the recitals.

“Plan Effective Date” has the meaning assigned to the term “Effective Date” in the Plan of Reorganization.

“Plan of Reorganization” shall mean the Borrower’s Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 7, 2017 (as amended, supplemented or otherwise modified from time to time), as approved pursuant to the Confirmation Order, in accordance with section 1129 of the Bankruptcy Code, as amended, supplemented or otherwise modified from time to time (whether any such further amendment, supplement or other modification is effected through an amendment, supplement or other modification to the Plan of Reorganization itself or through the Confirmation Order), so long as any such further amendment, supplement or other modification does not adversely affect the Lenders.

“Platform” has the meaning set forth in Section 10.02(e).

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Pounds Sterling” means the lawful money of the United Kingdom.

“Pre-Petition” means the time period prior to the filing of the Chapter 11 Cases.

“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time.

“Prior Liens” means Liens that, pursuant to the provisions of any Collateral Document, are or may be superior to the Lien of such Collateral Document.

“Pro Forma Basis” means, as to any Person, for any events as described in clauses (a) and (b) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 7.02 or 7.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

(j) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case, not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 7.02 or 7.05), may include adjustments (to the extent such adjustments are permitted in the definition of EBITDA and subject to any limits set forth therein) to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (i) a certificate of a Responsible Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Revolving Credit Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of that Lender at such time by (b) the Aggregate Revolving Credit Commitments at such time; provided that, notwithstanding anything to the contrary contained herein, the foregoing shall be subject to the express provisions of Section 2.15; provided further, that when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in any such calculation. If the Revolving Credit Commitments have terminated or expired, Pro Rata Shares shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments that occur thereafter.

“Projections” has the meaning set forth in Section 6.01(c).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Hedging Agreement” has the meaning set forth in Section 10.24.

“Qualified Hedging Reserve” shall mean any reserve established by the Administrative Agent, in its Permitted Discretion, in connection with any Qualified Hedging Agreement.

“Quarterly Test Date” has the meaning set forth in Section 8.03(a).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or dispersing.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Rent Reserve” means an amount approximately equal to three months of the aggregate rent payable by Holdings, the Borrower, or any Loan Party on all leased properties in respect of which landlord’s or warehouseman’s waivers, in form and substance reasonably acceptable to the Administrative Agent, or Collateral Access Agreements, are not in effect.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Revolving Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) at such time and (b) aggregate unused Revolving Credit Commitments in effect at such time; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means reserves, if any, established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the Borrowing Base, including without limitation, (i) Rent Reserves, (ii) Dilution Reserves, (iii) sums that the Borrower is or will be required to pay (such as taxes, assessments and insurance premiums) and have not yet paid, (iv) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any Collateral that (x) is not permitted pursuant to Section 7.01 or (y) to the extent same could reasonably be expected to have priority over the Liens granted to the Collateral Agent pursuant to the Collateral Documents, (v) reserves for customs charges, freight and shipping charges related to any Inventory in transit, (vi) reserves against Eligible Inventory as a result of rights of licensors with respect thereto and (vii) such other events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents (i) held by Subsidiaries that are contractually restricted from being distributed to the Borrower, or (ii) of the Borrower or any of its Subsidiaries that (A) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary, (B) are not otherwise generally available for use by the Borrower or any of its Subsidiaries or (C) are subject to any Lien, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(b), clauses (i) and (ii) of Section 7.01(p), Section 7.01(q), Section 7.01(aa) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and Section 7.01(bb) (only to the extent the Obligations are secured by such cash and Cash Equivalents).

“Restricted Indebtedness” means (a) Permitted Ratio Debt, if such debt is unsecured or secured on a junior basis to the Term Loan Facility, (b) any other Indebtedness of Parent, the Borrower and its Subsidiaries (other than Indebtedness in respect of the Term Loan Facility but including Permitted Ratio Debt) that is secured by a Lien on the Collateral that is junior to the Liens in the Collateral securing the Obligations, (c) any Indebtedness of Parent, the Borrower and its Subsidiaries that is subordinated in right of payment to the Obligations and (d) any Indebtedness for borrowed money of Parent, the Borrower and its Subsidiaries (other than intercompany Indebtedness) that is unsecured; and in each case any Indebtedness arising from a Permitted Refinancing of any of the foregoing.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of April 5, 2017 (as amended in accordance with the terms thereof) by and among (a) Parent, (b) all of Parent’s wholly-owned domestic subsidiaries signatory thereto, (c) the holders of claims under the First Lien Credit Agreement party thereto, (d) the holders of claims under the Second Lien Credit Agreement party thereto, (e) the Debt Fund Affiliates and Non-Debt Fund Affiliates (each as defined in the Second Lien Credit Agreement) signatory thereto, and (f) FR Heavy Metal LP, a Delaware limited partnership (solely in its capacity as a holder of direct and/or indirect existing equity interests in the Debtors).

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) the last day of a fiscal quarter on which such Letter of Credit is outstanding and (v) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require and (b) with respect to the unused Revolving Credit Commitment of a given Lender pursuant to Section 2.09(a), each day of the applicable period such unused Revolving Credit Commitment is in effect.

“Revolving Credit Commitment” means as to any Lender, the obligation of such Lender, if any, to make Revolving Loans pursuant to Section 2.01(a) and to participate in Letters of Credit pursuant to Section 2.03, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.01A, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Commitment Increase” has the meaning set forth in Section 2.04(e).

“Revolving Credit Exposure” means, at any time, the sum of: (a) the aggregate Dollar Amount of the Revolving Loans outstanding at such time and (b) the L/C Exposure at such time. The Revolving Credit Exposure of any Lender at any time will be, subject to adjustment as expressly provided in Section 2.14, the product of (a) such Lender’s Pro Rata Share multiplied by (b) the aggregate Revolving Credit Exposure of all Lenders, collectively, at such time.

“Revolving Credit Facility” or “Facility” means the Revolving Credit Commitments and the extensions of credit made thereunder, as the same may be increased pursuant to Section 2.04 and extended pursuant to Section 2.15.

“Revolving Increasing Lender” has the meaning set forth in Section 2.04(e).

“Revolving Loan” has the meaning assigned to such term in Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Global Affairs Canada, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country; (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or (d) otherwise a target of Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Agreement” means that certain Amended and Restated Second Lien Credit Agreement, dated as of January 25, 2013, as amended by Amendment No. 1 thereto dated as of December 18, 2013 and Amendment No. 2 thereto dated as of June 12, 2014, among Parent, the Borrower, the lenders party thereto, and the Second Lien Agent.

“Secured Cash Management Obligations” shall mean all obligations owing to a Cash Management Bank by the Borrower or any Subsidiary under any Treasury Services Agreement; provided that to the extent such Secured Cash Management Obligations have been designated as “Secured Cash Management Obligations” (or equivalent term) under and as defined in the Term Loan Credit Agreement, such Secured Cash Management Obligations shall not constitute Secured Cash Management Obligations under the Loan Documents.

“Secured Hedge Agreement” means any Swap Agreement permitted under Article VII that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank; provided that to the extent such Swap Agreement has been designated as a “Secured Hedge Agreement” (or equivalent term) under and as defined in the Term Loan Credit Agreement, such Swap Agreement shall not constitute a Secured Hedge Agreement under the Loan Documents. The designation of any Secured Hedge Agreement shall not create in favor of any Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Account” shall mean a securities account (as that term is defined in the UCC).

“Securities Account Control Agreement” shall mean each control agreement in respect of any securities account of a Loan Party executed and delivered by the Collateral Agent for the benefit of the Secured Parties, a securities intermediary and the applicable Loan Party on the Closing Date and each such control agreement to be executed and delivered by the Collateral Agent, a securities intermediary and the applicable Loan Party after the Closing Date pursuant to the terms of this Agreement and the Security Agreement, in each case, in form and substance reasonably satisfactory to the Collateral Agent and with such amendments, modifications and/or supplements as the Collateral Agent may reasonably request or approve.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” has the meaning specified in the UCC.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit F, dated as of the Closing Date, among Parent, the Borrower, certain subsidiaries of the Borrower and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Spot Rate” means, for any currency, on any relevant date of determination in connection with the issuance, amendment increasing or decreasing the amount, or payment of a Letter of Credit, and such additional dates as the Administrative Agent or the relevant L/C Issuer, as applicable, shall determine, the rate reasonably determined by the Administrative Agent or the relevant L/C Issuer, as applicable, to be the rate quoted by the Administrative Agent or the relevant L/C Issuer, as applicable, as the spot rate for the purchase by the Administrative Agent or the relevant L/C Issuer, as applicable, of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the relevant L/C Issuer, as applicable, if the Administrative Agent or relevant L/C Issuer, as applicable, does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the relevant L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency. Once the Spot Rate is revalued by the Administrative Agent or the relevant L/C Issuer, the Administrative Agent or the relevant L/C Issuer, as applicable, will advise the Borrower and Lenders of the new Spot Rate.

“Springing Financial Covenant” has the meaning set forth in Section 7.10.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 7.03(e).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares, securities or other interests having ordinary voting power for the election of directors or other governing body (other than shares, securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Parent.

“Supermajority Lenders” means those Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the reference to “50%” contained therein were changed to “66 2/3%”.

“Supplemental Agent” has the meaning set forth in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Syndication Letter” means the Syndication Letter, dated the date hereof, between the Borrower and the Lead Arranger.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Loans” means the loans borrowed by the Borrower under the Term Loan Facility.

“Term Loan Credit Agreement” shall mean (i) that certain term loan credit agreement, as in effect on the Closing Date and as the same may be amended, restated, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof (including by reference to the Intercreditor Agreement) and thereof, among Parent, the Borrower, the other borrowers party thereto, certain lenders party thereto and Cortland Capital Market Services LLC, as the administrative agent, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein (including by reference to the Intercreditor Agreement)) in whole or in part the Indebtedness and other obligations out-standing under (x) the credit agreement referred to in clause (i) or (y) any subsequent Term Loan Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Facility” has the meaning set forth in the Recitals.

“Term Loan Facility Documentation” means the “Loan Documents,” as such term is defined in the Term Loan Credit Agreement.

“Term Loan Obligations” shall mean the “Obligations” as defined in the Term Loan Credit Agreement.

“Term Loan Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable.

“Threshold Amount” means $2,000,000.

“Transaction Expenses” means any fees, costs or expenses incurred or payable by the Parent, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the ABL Facility), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof, (b) the entry into the Term Loan Facility Documentation, (c) the repayment of all amounts due or outstanding under or in respect of and the termination of, the DIP Facility, (d) the restructuring of the Parent, the Borrower and certain of their Subsidiaries pursuant to the Plan of Reorganization and Chapter 11 Cases and (d) the payment of the Transaction Expenses.

“Transferred Guarantor” has the meaning set forth in Section 11.10.

“Treasury Services Agreement” means any agreement between the Borrower or any Subsidiary and any Cash Management Bank relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Trigger Period” means any period commencing from and after the date, if any, on which Excess Availability is less than $10,000,000 and such condition has continued in effect for five consecutive Business Days until the first date thereafter on which Excess Availability is equal to or exceeds $10,000,000 for 30 consecutive days.

“Trust Funds” means any Cash or Cash Equivalents or other assets comprised of (a) funds used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any directors, officers, members of management or managers of any Loan Party or any subsidiary, (b) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding Taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party (i) holds on behalf of another Person (other than Holdings or any of its Subsidiaries) or (ii) holds as an escrow or fiduciary for another Person.

“Trust Fund Account” means any account containing Cash consisting solely of Trust Funds.

“Trust Fund Certificate” means a certificate of a Responsible Officer of the Borrower Agent certifying (a) the type and amount of any Trust Funds (other than payroll and employee benefit payments, in each case, in the nature of discretionary contributions) contained or held in an Approved Deposit Account or an Approved Securities Account, (b) that the failure to remit such Trust Funds to the Person entitled thereto could reasonably be expected to result in personal, criminal or civil liability to any director, officer, employee, member of management or manager of any Loan Party or any Subsidiary of any Loan Party under any applicable law and (c) that (x) the obligation requiring such Trust Funds is due and payable within 10 Business Days of delivery of such certificate and (y) amounts on deposit in any applicable Trust Fund Account are insufficient to make such payment.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of Parent and its Subsidiaries for each fiscal quarter ended after the most recent fiscal year covered by the Audited Financial Statements and at least fort-five (45) days before the Closing Date.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits J-1, J-2, J-3 and J-4 hereto, as applicable.

“Unreimbursed Amounts” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Cash” means cash and Cash Equivalents of the Borrower and any of its Subsidiaries that is not Restricted Cash and is held in accounts subject to Deposit Control Agreements to which their Collateral Agent is a party.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

Section 1.04. Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Amount of Letters of Credit that are denominated in any Alternative Currency. The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternative Currency and Dollars until the next occurring Revaluation Date.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the same absolute amount in such Alternative Currency.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

Section 1.09. Alternative Currencies.

(a) The Borrower may from time to time request that Letters of Credit be issued in an Alternative Currency, provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Lenders and the applicable L/C Issuer; provided, that the Administrative Agent, the Lenders and each L/C Issuer hereby approve Pounds Sterling and Euros.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time), five Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable L/C Issuer, in their sole discretion). In the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each Lender and the applicable L/C Issuer thereof. The applicable L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m. of any request in respect of the issuance of Letters of Credit, two Business Days after receipt of such request.

(c) Any failure by the applicable L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the applicable L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent, all the Lenders and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances of such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

Section 1.10. Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euros at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.11. Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Amount of the undrawn face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Revolving Credit Commitments and Credit Extensions

Section 2.01. The Revolving Loans.

(a) Subject to the terms and conditions set forth herein, each Lender with a Revolving Credit Commitment severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii), shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided that, all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Revolving Credit Exposure of such Lender to exceed the amount of its Revolving Credit Commitment at such time and (v) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the aggregate Revolving Credit Exposure to exceed the Line Cap at such time.

(b) In the event that (i) the Borrower is unable to comply with the Borrowing Base limitations set forth in Section 2.01(a) or (ii) the Borrower is unable to satisfy the conditions precedent to the making of Revolving Loans set forth in Article IV, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders, to make Revolving Loans to the Borrower, in either case solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, expenses and Fees, which Revolving Loans may only be made as Base Rate Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Committed Loan Notice requesting an Agent Advance until the earliest of (x) the twentieth (20th) Business Day after such date (or such earlier date as determined by the Administrative Agent), (y) the date the Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Loans, or obtain an amendment or waiver with respect thereto and (z) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrower at such time, would exceed 10.00% of the Borrowing Base at such time or (II) when added to the total Revolving Credit Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Aggregate Revolving Credit Commitments at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and the Borrower shall have no right whatsoever to require that any Agent Advances be made. Agent Advances will be subject to periodic settlement with the Lenders pursuant to Section 2.04(b).

(c) On any Business Day (but in any event no less frequently than once per week), the Administrative Agent may, in its sole discretion give notice to the Lenders that the Administrative Agent’s outstanding Agent Advances shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 8.01(f) or upon the exercise of any of the remedies provided in Section 8.02), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all applicable Lenders pro rata based on each such Lender’s Pro Rata Share (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 8.02) and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Administrative Agent for such outstanding Agent Advances. Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Administrative Agent notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum Borrowing amounts otherwise required hereunder, (ii) whether any conditions specified in Section 4.02 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, (v) the amount of any Borrowing Base at such time, and (vi) whether such Lender’s Revolving Credit Commitment has been terminated at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under any Debtor Relief Law with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Administrative Agent such participations in the outstanding Agent Advances as shall be necessary to cause the applicable Lenders to share in such Agent Advances ratably based upon their respective Revolving Credit Commitments (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 8.02); provided that (x) all interest payable on the Agent Advances shall be for the account of the Administrative Agent until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after the time any purchase of participations is actually made and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Administrative Agent interest on the Dollar Amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 noon New York City time (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $750,000, or a whole multiple of $250,000, in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed, (v) [reserved], (vi) the Borrowing Base at such time and (vii) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Committed Loan Notice or fails to give a timely Committed Loan Notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds to the Administrative Agent’s account designated by the Administrative Agent not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon receipt of all of the requested proceeds of such Borrowing from the Lenders, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds to the account of the Borrower specified in the applicable Committed Loan Notice; provided that, if on the date of a Borrowing of Revolving Loans, there are Unreimbursed Amounts then outstanding, then the proceeds of the such Borrowing shall be applied first, to the payment in full of any such Unreimbursed Amounts with respect to Letters of Credit, and second, to the Borrower as otherwise provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Borrowings there shall not be more than two (2) Interest Periods in effect at any one time.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions expressly set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit at sight denominated in any Available Currency for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower that is a Loan Party and may be issued for the joint and several account of the Borrower and a Subsidiary to the extent otherwise permitted by this Agreement) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension if, after giving effect to such issuance (exclusive of Unreimbursed Amounts which are unpaid on the date of, and prior to the issuance of, the respective Letters of Credit, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed $20,000,000 and (z) the Revolving Credit Exposure would exceed the Line Cap; provided further that that no L/C Issuer shall be required to (but may, in its sole discretion) issue, renew, amend or extend any Letter of Credit if (x) after giving effect thereto, the aggregate L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s Letter of Credit Sublimit or (y) in the case of Deutsche Bank AG New York Branch, such Letter of Credit is a commercial letter of credit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, terminated or that have been drawn upon and reimbursed. Notwithstanding anything herein to the contrary, the Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit, or to extend or renew any existing Letter of Credit, if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any material restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any material unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal (or more than 180 days thereafter in the case of trade Letters of Credit), unless the applicable L/C Issuer has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped in a manner reasonably satisfactory to such L/C Issuer;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit has been Cash Collateralized or back-stopped in a manner reasonably satisfactory to such L/C Issuer;

(D) the issuance of such Letter of Credit would violate any policies of such L/C Issuer applicable to letters of credit generally;

(E) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(F) such Letter of Credit is to be denominated in a currency other than an Available Currency (it being understood that the exception in this clause (F) shall not apply to a Letter of Credit which backstops a letter of credit denominated in a currency other than an Available Currency); or

(G) the terms of such Letter of Credit contain provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) An L/C Issuer shall be under no obligation to amend, extend or renew any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Application (and any other document, agreement or instrument entered into by such L/C Issuer and the Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the Available Currency in which the requested Letter of Credit is to be issued will be denominated and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the joint and several account of the Borrower and the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the stated amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application with respect to any standby Letter of Credit, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit and in no event extending beyond the Letter of Credit Expiration Date unless Cash Collateralized or back-stopped in a manner reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be mutually agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived.

(iv) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify in writing promptly the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in Dollars in an amount equal to the Dollar Amount thereof, unless such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in such Alternative Currency. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the Dollar Amount of the drawing promptly following the determination thereof. With respect to any payment by an L/C Issuer under a Letter of Credit, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in Dollars in an amount equal to the Dollar Amount thereof (unless such L/C Issuer, at its option, shall have specified in such notice that it will require reimbursement in such Alternative Currency) not later than 12:00 noon on the first Business Day immediately following the day that the Borrower receives notice that any payment by any L/C Issuer under a Letter of Credit has been made (any such date of reimbursement, an “Honor Date”); provided that if such reimbursement is not made on the date of drawing, the Borrower shall pay interest to the relevant L/C Issuer on such Dollar Amount (i) in the case of any Letter of Credit denominated in Dollars, at the rate applicable to Base Rate Loans and (ii) in the case of any Letter of Credit denominated in any Alternative Currency, at the rate applicable to Eurocurrency Rate Loans (without duplication of interest payable on L/C Borrowings). The relevant L/C Issuer shall notify the Borrower in writing of the Dollar Amount of the drawing promptly following the determination or revaluation thereof. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar Amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Amount thereof in the case of an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested (i) in the case of any Letter of Credit to be reimbursed in Dollars, a Borrowing of Base Rate Loan and (ii) in the case of any Letter of Credit to be reimbursed in an Alternative Currency, a Borrowing of a Eurocurrency Rate Loan, in each case, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given in writing.

(ii) Each Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Dollar Amount of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made (x) in the case of a Letter of Credit to be reimbursed in Dollars, a Base Rate Loan to the Borrower in such amount and (z) in the case of a Letter of Credit to be reimbursed in an Alternative Currency, a Eurocurrency Rate Loan in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing as set forth in clause (ii) above because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) for any Letter of Credit issued in an Alternative Currency, any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party (other than payment in cash or performance in full);

provided that the foregoing in clauses (i) through (vi) shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct, bad faith, material breach or gross negligence or such L/C Issuer’s willful misconduct, bad faith, material breach or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If, as of the Letter of Credit Expiration Date, any Letter of Credit issued to the Borrower may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all of its L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clauses (i) through (iii), the next Business Day following the Business Day that the Borrower receives written notice thereof, and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash and Cash Equivalents (for the benefit of the Borrower). If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or nonconsensual liens permitted under Section 7.01 or that the total amount of such funds is less than 103% of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, promptly following written demand by the Administrative

Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) 103% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds 103% of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be promptly refunded to the Borrower. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or Liens described above, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender for the applicable Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Revolving Loans maintained as Eurocurrency Rate Loans then in effect times the daily maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum Dollar Amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided that (x) if any portion of a Defaulting Lender’s Pro Rata Share of any Letter of Credit is Cash Collateralized by the Borrower or reallocated to the other Lenders pursuant to Section 2.14, then the Borrower shall not be required to pay a Letter of Credit fee to such Defaulting Lender with respect to such portion of such Defaulting Lender’s Pro Rata Share so long as it is Cash Collateralized by the Borrower or reallocated to the other Lenders, but such Letter of Credit fee shall instead be retained by the Borrower to the extent the applicable Letter of Credit is Cash Collateralized and/or payable to such other Lenders to the extent reallocated to such other Lenders in accordance with their Pro Rata Share of such reallocated amount, and (y) if any portion of a Defaulting Lender’s Pro Rata Share is not Cash Collateralized or reallocated pursuant to Section 2.17, then the Letter of Credit fee with respect to such Defaulting Lender’s Pro Rata Share shall be payable to the applicable L/C Issuer until such Pro Rata Share is Cash Collateralized or reallocated or such Lender ceases to be a Defaulting Lender. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier to occur of the Letter of Credit Expiration Date and the date on which the Revolving Credit Commitment of all Lenders shall be terminated as provided herein. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it for the account of the Borrower (whether for the benefit of the Borrower or its Subsidiaries) equal to 0.125% per annum (or such other lower amount as may be mutually agreed by the Borrower and the applicable L/C Issuer) of the maximum Dollar Amount available to be drawn under such Letter of Credit (whether or not such maximum Dollar Amount is then in effect under such Letter of Credit if such maximum Dollar Amount increases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such L/C Issuer. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier to occur of the Letter of Credit Expiration Date and the date on which the Revolving Credit Commitment of all Lenders shall be terminated as provided herein. In addition, the Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued for the account of the Borrower (whether for the benefit of the Parent Borrower or its Subsidiaries) the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 30 days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Lender reasonably acceptable to the Borrower may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Lender. The Administrative Agent shall notify the Lenders of any such additional L/C Issuer.

(l) [Reserved].

(m) [Reserved].

(n) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuers hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledge that the issuance of Letters of Credit for the benefit of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(o) Reporting. Not later than the third Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such L/C Issuer during such month.

For the avoidance of doubt, Letters of Credit outstanding will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Section 2.04. Revolving Credit Commitment Increase.

(a) The Borrower may, from time to time after the Closing Date, request to increase the then effective aggregate amount of the Revolving Credit Commitments; provided that:

(i) the aggregate amount of all increases in the Revolving Credit Commitments pursuant to this Section 2.04 shall not exceed $50,000,000 and the aggregate amount of any requested increase shall be in a minimum amount of $10,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.04);

(ii) the Borrower and the Guarantors shall execute and deliver such agreements, instruments and documents and take such other actions as may be reasonably requested by the Administrative Agent in connection with such increases and at the time of any such proposed increase;

(iii) (x) no Default or shall have occurred and be continuing or would occur after giving effect to such increase and the application of proceeds therefrom and (y) both immediately before and after giving effect to any such increase and the application of proceeds therefrom, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (or in all respects, as the case may be) as of such earlier date;

(iv) the increased Revolving Credit Commitments and the Revolving Loans made pursuant thereto shall have the same terms and conditions as the then existing Revolving Credit Commitments and Revolving Loans;

(v) the Revolving Loans made pursuant to any Revolving Credit Increase thereto shall be secured by the Collateral on a pari passu basis with the other Revolving Loans, rank pari passu in right of payment with the other Revolving Loans, and be guaranteed to the same extent as the other Revolving Loans; and

(vi) this Section 2.04 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

(b) Any request under this Section 2.04 shall be submitted by the Borrower in writing to the Administrative Agent (which shall promptly forward copies to the

Lenders). The Borrower may also specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the amount of their Revolving Credit Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Revolving Credit Commitment. No Lender shall have any obligation, express or implied, to offer to increase the aggregate amount of its Revolving Credit Commitment. Only the consent of each Increasing Lender shall be required for an increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 2.04.

(c) Each Increasing Lender shall as soon as reasonably practicable specify in writing the amount of the proposed increase of the Revolving Credit Commitments that it is willing to assume (provided that any Lender not so responding within five (5) Business Days (or such shorter period as may be specified by the Administrative Agent) shall be deemed to have declined such a request). The Borrower may accept some or all of the offered amounts or designate new lenders that are Eligible Assignees that are reasonably acceptable to the Administrative Agent and each L/C Issuer as additional Lenders hereunder in accordance with this Section 2.04 (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the increase in the aggregate amount of the applicable Revolving Credit Commitments. The Administrative Agent, in consultation with the Borrower, shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Revolving Credit Commitments among Increasing Lenders and New Lenders.

(d) Subject to the foregoing, any increase requested by the Borrower shall be effective upon (A) delivery to the Administrative Agent of each of the following documents: (i) an originally executed copy of a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent (each, an “Incremental Joinder Agreement”) signed by a duly authorized officer of each New Lender (if any); (ii) a notice to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to the Administrative Agent, signed by a Responsible Officer; (iii) an officer’s certificate of the Borrower, in form and substance reasonably acceptable to the Administrative Agent; (iv) to the extent requested by any New Lender or Increasing Lender, executed Notes issued by the Borrower; (v) an amendment (an “Incremental Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each Guarantor, each Increasing Lender (if any), each New Lender (if any) and the Administrative Agent; and (vi) any other certificates, re-affirmations, opinions or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent, and (B) satisfaction on the effective date of the Incremental Loan Amendment of (x) each of the conditions specified in Section 4.02, and (y) such other conditions as the parties thereto shall agree. Any such increase shall be in an aggregate amount equal to (A) the amount that Increasing Lenders are willing to assume as increases to the amount of their Revolving Credit Commitments plus (B) the amount offered by New Lenders with respect to the Revolving Credit Commitments, in either case as adjusted by the Borrower and the Administrative Agent pursuant to this Section 2.04. Notwithstanding anything to the contrary in Section 10.01, the Administrative Agent is expressly permitted, without the consent of the other Lenders, to amend the Loan Documents to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to any increases pursuant to this Section 2.04.

(e) Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.04, (a) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of any increase in the Revolving Credit Commitments pursuant to this Section 2.04 (any such increase, a “Revolving Credit Commitment Increase” and each such Lender, a “Revolving Increasing Lender”) in respect of such increase, and each such Revolving Increasing Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit held by each Lender (including each such Revolving Increasing Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Credit Commitment Increase be prepaid from the proceeds of additional Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence

(f) Notwithstanding anything to the contrary in this Section 2.04 or in any other provision of any Loan Document, if the proceeds of any Revolving Credit Commitment Increase are intended to be applied to finance a Permitted Business Acquisition that is not conditioned on the availability of, or on obtaining, third-party financing and the Revolving Increasing Lenders so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary “specified representations” for such Permitted Business Acquisition); it being understood that the availability thereof shall in any event be subject to compliance with the Borrowing Base limitations set forth in Section 2.01(a).

Section 2.05. Prepayments.

(a) Optional Prepayments. The Borrower may, and subject to clause (ii) below, upon written notice to the Administrative Agent (which notice shall be irrevocable other than as specified in the last sentence of this subsection (a)), at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty (other than reimbursement of Lenders’ costs pursuant to Section 3.05); provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon New York City time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $750,000, or a whole multiple of $250,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Revolving Loans pursuant to this Section 2.05(a), such payment shall be paid to the Lenders in accordance with their respective Pro Rata Shares. Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05, the Borrower may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from a refinancing in full of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory Prepayments.

(i) On any day on which Revolving Credit Exposure exceeds the Line Cap (plus, during an Agent Advance Period, the principal amount of any then outstanding Agent Advances which have not remained outstanding beyond the period described in Section 2.01(c) and do not exceed 10.0% of the Borrowing Base as then in effect) at such time, then in each case, the Borrower shall, repay on such day Revolving Loans in an amount equal to such excess. If, after giving effect to the repayment of all outstanding Revolving Loans, the Outstanding Amount of Letters of Credit exceeds the Line Cap at such time, then in each case, the Borrower shall pay to the Administrative Agent pursuant to Section 2.12 on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Outstanding Amount of Letters of Credit at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to each applicable Issuing Lender and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; provided that, subject to compliance with the requirements set forth in Section 6.19, all such cash and/or Cash Equivalents paid to the Administrative Agent by the Borrower as security in such cash collateral account shall be made available to the Borrower promptly following the Borrower’s written request (in reasonable detail as to any requested funds transfer) delivered to the Administrative Agent, when (and then to the extent) the Revolving Credit Exposure no longer exceeds the Line Cap.

(ii) On any day on which the aggregate amount of L/C Exposure exceeds the Letter of Credit Sublimit, the Borrower shall, pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to each applicable L/C Issuer and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; provided that, subject to the compliance with the requirements set forth in Section 6.19, all such cash and/or Cash Equivalents paid to the Administrative Agent by the Borrower as security in such cash collateral account shall be made available to the Borrower promptly following the Borrower’s written request (in reasonable detail as to any requested funds transfer) delivered to the Administrative Agent, when (and then to the extent) the L/C Exposure no longer exceed the Letter of Credit Sublimit.

(iii) With respect to each repayment of Revolving Loans required by this Section 2.05(b), the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurocurrency Rate Loans, the specific Borrowing or Borrowings pursuant to which such Eurocurrency Rate Loans were made; provided that: (A) repayments of Eurocurrency Rate Loans pursuant to this Section 2.05(b) made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 3.05; (B) if any repayment of Eurocurrency Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Eurocurrency Rate Loans made pursuant to such Borrowing to an amount less than $750,000, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (C) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Revolving Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, apply such repayment first, to the then outstanding Borrowings of Base Rate Loans and second, at such time as there remain no outstanding Borrowings of Base Rate Loans, to Eurocurrency Rate Loans in direct order of the maturities of the Interest Periods applicable thereto (or pro rata to such Borrowings with Interest Periods expiring on the same date). For the avoidance of doubt, it is understood that all mandatory repayments made pursuant to Section 2.05(b) will be made without a corresponding reduction to the Aggregate Revolving Credit Commitments.

(iv) In addition to any other mandatory prepayments pursuant to this Section 2.05(b), all then outstanding Revolving Loans shall be repaid in full on the Maturity Date.

Section 2.06. Termination or Reduction of Revolving Credit Commitments.

(a) The Revolving Credit Commitments shall automatically terminate on the Maturity Date.

(b) At its option, the Borrower may at any time terminate, or from time to time permanently reduce, the Revolving Credit Commitments; provided, that (i) each reduction of the Revolving Credit Commitments of any class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Revolving Credit Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.05, the aggregate amount of Revolving Credit Exposure would exceed the aggregate amount of Revolving Credit Commitments.

(c) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce Revolving Credit Commitments under Section 2.06(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c) shall be irrevocable; provided, that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or securities offerings, in which case if such condition is not satisfied (i) such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) or (ii) with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), the termination date set forth in such notice may be extended. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.

Section 2.07. Repayment of Revolving Loans.

The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of all Revolving Loans outstanding on the Maturity Date.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of an Event of Default under Section 8.01(a), the Borrower shall pay interest in cash on the outstanding principal amount of Loans hereunder (plus any past due amounts not constituting principal) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable in cash upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest accrued pursuant to clause (a) above shall be paid in cash on each Interest Payment Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a commitment fee (a “Commitment Fee”) computed at a rate per annum equal to 0.375% of the daily average unused amount of each Revolving Credit Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Credit Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of

March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Revolving Credit Commitment terminates. For purposes of computing Commitment Fees, a Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and L/C Exposure of such Lender.

(b) Other Payments. The Borrower shall pay to the Administrative Agent and Collateral Agent, for their own account, the fees set forth in the Fee Letter at the times and in the amounts specified therein. Such fees shall be fully earned when due and shall not be refundable for any reason whatsoever and will be in addition to the reimbursement of the Agents’ out-of-pocket expenses in accordance with Section 10.04.

Section 2.10. Computation of Interest, Fees and Other Payments.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees, interest and other payments shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Revolving Loan for the day on which the Loan is made, and shall not accrue on a Revolving Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Revolving Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records (including the Register) of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender and its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and Section 10.07(d), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally .

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the Administrative Agent’s account specified by the Administrative Agent in Dollars and in Same Day Funds not later than 12:00 noon New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 12:00 noon New York City time shall in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Notwithstanding anything to the contrary in this Section 2.12(c), the Administrative Agent shall have no obligation to make available any payments or corresponding amounts to any Persons prior to the Administrative Agent’s receipt of such payments from any Borrower or Lender, as applicable. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Revolving Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Revolving Loans outstanding at such time, in repayment or prepayment of such of the outstanding Revolving Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant permitted hereunder or (C) the application of Cash Collateral as provided herein (including the application of funds arising from the existence of a Defaulting Lender). The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this

Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if so determined by the Administrative Agent or requested by the applicable L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the applicable L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees; Default Interest. That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), (y) shall not be entitled to receive any interest at the Default Rate pursuant to Section 2.08(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such interest that otherwise would have been required to have been paid to that Defaulting Lender) and (z) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Pro Rata Share” of each Non- Defaulting Lender’s Revolving Loans and L/C Obligations shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing, (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment then in effect of that Non-Defaulting Lender minus (2) the Revolving Credit Exposure of that Lender (immediately prior to giving effect to any reallocation) and (iii) each reallocation shall be given effect only to the extent it does not cause the Revolving Credit Exposure of the applicable Lender to exceed its Revolving Credit Commitments.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.14(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees, or interest at the Default Rate pursuant to Section 2.08(b), accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) At any time that there shall exist a Defaulting Lender, promptly upon the written request of the Administrative Agent (with respect to any or all Fronting Exposure) or the L/C Issuer (solely with respect to such Person’s Fronting Exposure at such time), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all such Fronting Exposure that has not been reallocated pursuant to Section 2.14(a)(iv) (after giving effect to any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, Cash and Cash Equivalents (if reasonably acceptable to the Administrative Agent and the relevant L/C Issuer) or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

Section 2.15. Extensions of Revolving Credit Commitments.

(a) The Borrower may from time to time, pursuant to the provisions of this Section 2.15, agree with one or more Lenders to extend the maturity date (the “Extension”) with respect to all or a portion of the Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders under this Section 2.15, in each case on a pro rata basis and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders), no later than thirty (30) days prior to the Maturity Date. In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.

(b) Each Extension shall be subject to the following:

(i) no Default, Event of Default or Trigger Period shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii) except as to interest rates, fees, maturity (which shall, subject to clause (v) below, be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Loans of any Lender extended pursuant to any Extension shall have the same terms as the Revolving Loans subject to the related Extension Offer;

(iii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(iv) no Extension shall become effective unless, on the proposed effective date of such Extension, (i) the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Credit Extension being deemed to be references to the Extension on the applicable date of such Extension), (ii) the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of the Borrower and (iii) the Administrative Agent shall have received the written consent of the L/C Issuers; and

(v) all borrowings and participations under the applicable Revolving Credit Commitments (i.e. the existing Revolving Credit Commitments and the Extended Revolving Credit Commitments) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments).

For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.12 and Section 10.07 will not apply to Extension Offers or Extensions made pursuant to and in accordance with the provisions of this Section 2.15, including to any payment of interest or fees in respect of any Revolving Loans, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans, in each case as is set forth in the relevant Extension Offer.

The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order establish new Revolving Loans, as applicable, created pursuant to an Extension, in each case on terms consistent with this Section 2.15, subject to the consent of the L/C Issuers (not to be unreasonably withheld). Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.15 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extensions, the appropriate parties shall (at the Borrower’s expense) amend (and the Administrative Agent is hereby directed to amend) any Loan Document that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.15.

This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) In addition, the Loan Parties agree to timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording Taxes, or Taxes of a similar character, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising out of such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Documents, except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower pursuant to Section 3.07 (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) Without duplication of any obligation under Sections 3.01(a) or 3.01(b) the Borrower and each Guarantor agrees to indemnify each Agent and each Lender, within 15 days after the demand therefor, for (i) the full amount of Indemnified Taxes and Other Taxes paid or payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d) (other than provisions (d)(i), (d)(ii) and (d)(iii) of this clause (d)), a Lender shall not be required to deliver any form pursuant to this clause (d) if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code), to the extent that it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code;

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms);

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate and (b) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, United States Tax Compliance Certificate, IRS Form W-9, IRS Form W-8IMY and/or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner).

(iii) Each Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-9 with respect to fees received on its own behalf, certifying that such Agent is exempt from federal backup withholding. Each Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI with respect to fees received on its own behalf and such forms as are required.

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(iv), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(e) If any Lender requests compensation under this Section 3.01, then such Lender will, if requested in writing by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that, in the judgment of such Lender, (i) such efforts are made on terms that cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage (including any unreimbursed costs or expenses) and would not otherwise be disadvantageous to such Lender, and (ii) such designation of another Lending Office would eliminate or reduce the amounts payable under Section 3.01; and, provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01. The Borrower shall pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit such refund to the Borrower or such Guarantor (but only to the extent of indemnification or additional amounts paid by the Borrower or such Guarantor under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund, net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower or such Guarantor, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender.

Section 3.02. Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates.

If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (ii) for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or (b) the Required Lenders determine for any reason (and notify the Administrative Agent in writing of such determination) that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the written instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes under exceptions (i) through (v) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender generally imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and/or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Rate funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Credit Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under Section 3.01 or this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Revolving Loan or Letter of Credit affected by such event; provided that in the judgment of such Lender (i) such efforts are made on terms that cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage (including any unreimbursed costs or expenses) and would not otherwise be disadvantageous to such Lender, and (ii) such designation of another Lending Office would eliminate or reduce the amounts payable under Section 3.01 or Section 3.04 and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01 or Section 3.04(a), (b), (c) or (d). The Borrower shall pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3.05. Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Revolving Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Loan or from fees payable to terminate the deposits from which such funds were obtained; or

(c) any assignment of such Lender’s Eurocurrency Rate Loans pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Revolving Loans; or

(d) any failure by the Borrower to make payment of any drawing under any Letter of Credit (or interest or fees due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Revolving Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Revolving Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Revolving Credit Commitments.

Section 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees (none of whom shall constitute a Defaulting Lender at the time of such replacement); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Revolving Credit Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer) repay all Obligations of the Borrower owing to such Lender relating to the Revolving Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Revolving Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced (the “Replaced Lender”) pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Revolving Credit Commitment, outstanding Revolving Loans and participations in L/C Obligations, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender (the “Replacement Lender”) shall acquire all or a portion, as the case may be, of the Replaced Lender’s Revolving Credit Commitment, outstanding Revolving Loans and participations in L/C Obligations, (B) all obligations of the Borrower owing to the Replaced Lender relating to the Revolving Loans, Revolving Credit Commitments and Letters of Credit and participations so assigned shall be paid in full by the Replacement Lender to such Replaced Lender concurrently with such Assignment and Assumption (C) the Replacement Lender shall pay to (i) the Replaced Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the respective Replaced Lender, (2) all Unreimbursed Amounts that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.09 and (ii) each L/C Issuer an amount equal to such replaced Lender’s Pro Rata Share of any Unreimbursed Amounts relating to Letters of Credit issued by such L/C Issuer (which at such time remains an Unreimbursed Amounts) to the extent such amount was not theretofore funded by such Replaced Lender and (D) upon such payment and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender in connection with any such replacement, if any such Replaced Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to the Administrative Agent and/or such Replaced Lender then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaced Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder, unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or Cash Collateral) have been made in respect of such outstanding Letters of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender or, each affected Lender, and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08. Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Credit Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01. Conditions to Effectiveness.

The effectiveness of this Agreement and the obligation of each Lender to make Credit Extensions hereunder, in each case, on or after the Closing Date, is subject to satisfaction of the following conditions precedent, on or prior to the Closing Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement;

(ii) to the extent delivery thereof is required under the applicable Collateral Document and the Intercreditor Agreement, the Administrative Agent shall have received (i) the certificates representing Equity Interests pledged pursuant to any Collateral Document (if such shares are certificated securities for purposes of Article 8 of the UCC, as applicable), together with an undated stock power for each such certificate executed in blank by a duly Responsible Officer of the pledgor thereof and (ii) each promissory note required to be delivered by the Loan Parties pursuant to any Collateral Document endorsed in blank or accompanied by an executed transfer form in blank (in each case to the extent delivery of such endorsements or transfer forms is customary under applicable requirements of Law) by the pledgor thereof;

(iii) each Collateral Document set forth on Schedule 1.01C required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with evidence that all actions, recordings and filings required by the Collateral Documents that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) a copy of the Intercreditor Agreement duly executed and delivered by each party thereto;

(v) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from Kirkland & Ellis LLP, counsel to the Loan Parties in form and substance reasonably acceptable to the Administrative Agent;

(vii) a solvency certificate from the chief executive officer, chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit D-2;

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 4.01(c), (d), (e) and (o) of this Agreement;

(ix) copies of recent Lien and judgment search results in each jurisdiction reasonably requested by the Administrative Agent with respect to each of the Loan Parties;

(x) a Borrowing Base Certificate prepared as of the last day of the last month ended at least 10 days prior to the Closing Date; and

(xi) a certified true and complete copy of the Term Loan Credit Agreement.

(b) The Administrative Agent and Lenders shall have received all fees and other amounts contemplated by the Loan Documents due and payable to the Administrative Agent or the Lenders on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket fees and expenses (including all reasonable fees, charges and disbursements of counsel and any financial advisor) required to be reimbursed or paid by any Loan Party and all fees and expenses required to be paid hereunder or pursuant to the Fee Letter. In the case of expenses, such expenses shall have been invoiced at least one (1) Business Day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).

(c) No Default or Event of Default shall exist or would result from the consummation of the Transactions on the Closing Date.

(d) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (or in all respects, as the case may be) as of such earlier date.

(e) After giving effect to the Transactions, Liquidity shall be greater than $25,000,000.

(f) The Administrative Agent shall have received copies of certificates of insurance naming the Administrative Agent (on behalf of the Lenders) as an “additional insured” with respect to liability insurance and a “mortgagee and/or lenders’ loss payee” with respect to property insurance of the Loan Parties, all in form and substance satisfactory to the Administrative Agent.

(g) The Lenders shall have received reasonably satisfactory evidence that the principal of and interest on, and all other amounts owing in respect of, all Indebtedness under the

DIP Credit Facility, shall have been paid in full or have been deemed to continue under the Term Loan Credit Agreement, that any commitments to extend credit under the DIP Credit Facility shall have been cancelled or terminated and that all Guarantees in respect of, and all Liens securing, any such Indebtedness shall have been released (or arrangements for such release satisfactory to the Lenders shall have been made).

(h) The Lenders shall have received reasonably satisfactory evidence that the obligations under each of the First Lien Credit Agreement and the Second Lien Credit Agreement and, in each case, the other loan documents in connection with the foregoing have been satisfied in the manner contemplated by the Plan of Reorganization and the Confirmation Order, together with a termination of security interest in intellectual property for each assignment for security recorded pursuant to the First Lien Credit Agreement and the Second Lien Credit Agreement, UCC-3 termination statements for all UCC-1 financing statements filed in connection with the First Lien Credit Agreement and the Second Lien Credit Agreement and covering any portion of the Collateral and termination of any control agreements covering any deposit account or security account subject to the Liens under the Pre-Petition First Lien Credit Agreement and the Second Lien Credit Agreement.

(i) The Administrative Agent shall be satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved, authorized or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(j) The Confirmation Order shall have been entered in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable orders of the Bankruptcy Court and any applicable local rules.

(k) The Confirmation Order shall be in full force and effect and shall not, without the consent of the Administrative Agent, have been stayed, reversed, modified or amended, shall not be subject to a motion to stay.

(l) All conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived (with any waiver thereof having been approved by the Required Lenders) and the Consummation of the Plan of Reorganization in accordance with its terms shall occur on the Closing Date.

(m) The Lenders shall be reasonably satisfied that, on the Closing Date, immediately after giving effect to the Consummation of the Plan of Reorganization, the making or deemed making of the Term Loans on the Closing Date and any other transactions to occur on the Closing Date, the Loan Parties and their subsidiaries shall have outstanding no indebtedness other than Indebtedness outstanding under the Loan Documents, the Term Loan Credit Agreement and Indebtedness set forth on Schedule 7.03(c).

(n) The Administrative Agent shall have received a funds flow memorandum with respect to the transactions contemplated hereby on the Closing Date in form, scope and substance reasonably satisfactory to the Administrative Agent.

(o) Since the Petition Date, there shall not have occurred any event, occurrence, development or state of circumstances or fact that has had or could reasonably be expected to have a Material Adverse Effect.

(p) The Term Loan Facility Documentation shall be in full force and effect.

(q) Each of (i) the collateral field exam of the Loan Parties’ Eligible Inventory, Eligible Accounts Receivable and related assets, prepared by KPMG and dated as of March 24, 2017 and (ii) the inventory appraisal, prepared by Great American Group and dated as of March 31, 2017, shall have been signed over to the Administrative Agent, and the Administrative Agent shall be entitled to use and rely on the information contained therein.

(r) The Administrative Agent shall have received the Audited Financial Statements and the Unaudited Financial Statements.

(s) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date (or such later date as the Administrative Agent shall reasonably agree) (i) an IRS Form W-9 duly completed and executed by the Borrower and (ii) all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been requested by the Administrative Agent.

(t) The Borrower shall have duly authorized, executed and delivered the Syndication Letter.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02. Conditions to All Credit Extensions after the Closing Date.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) after the Closing Date is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (or in all respects, as the case may be) as of such earlier date.

(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) After giving effect to the applicable Credit Extension (and the use of proceeds thereof), the Revolving Credit Exposure would not exceed the Line Cap at such time.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Parent, the Borrower and the Subsidiary Guarantors represent and warrant to the Agents and the Lenders on the Closing Date and at the time of each Credit Extension for themselves and on behalf of the Subsidiaries that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(x), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) (including the notes thereto describing the pro forma adjustments), copies of which have been furnished to the Administrative Agent, have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered.

(ii) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby.

(iii) The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except for normal year-end audit adjustments and absence of footnotes.

(b) The forecasts of consolidated balance sheets and consolidated statements of income and cash flow of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2016, other than by virtue of the commencement of the Chapter 11 Cases, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of the Borrower and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents or under the Term Loan Facility, (iii) liabilities incurred in the ordinary course of business and (iv) liabilities disclosed in the Audited Financial Statements and Unaudited Financial Statements delivered pursuant to Section 4.01(r)) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Borrowing Base Calculations.

The calculation by the Borrower of the Borrowing Base and the valuation thereunder as set forth in the most recent Borrowing Base Certificate delivered hereunder is complete and accurate in all material respects.

Section 5.07. Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.08. Compliance with Laws.

None of Parent, the Borrower or any of the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable Law or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09. Ownership of Property; Liens.

(a) The Borrower and each of its Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.09 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, Schedule 8 to the Perfection Certificate dated the Closing Date contains a true and complete list of each Material Real Property owned by the Borrower and the Subsidiaries as of the Closing Date.

Section 5.10. Environmental Matters.

Except as specifically disclosed in Schedule 5.10(a) or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each Loan Party and its respective properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining compliance with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b) the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned or leased by any of the Loan Parties, or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower incurring liability under Environmental Laws; and

(d) there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or Real Property or facilities owned or leased by any of the Loan Parties or to the knowledge of the Borrower, Real Property or facilities formerly owned, operated or leased by the Loan Parties that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower incurring liability under Environmental Laws.

Section 5.11. Taxes.

The Loan Parties and their Subsidiaries have timely filed all U.S. federal income and other tax returns and reports required to be filed, and have timely paid all Taxes levied or imposed upon them or their income, profits, or properties, that are due and payable (including in their capacity as a withholding agent), except (i) those which are being contested in good faith by appropriate proceedings diligently conducted that shall have the effect of suspending enforcement or collection of such Taxes and for which adequate reserves have been provided in accordance with GAAP, or (ii) where such failure to pay or file could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There no Tax audits, examinations, deficiencies, assessments, or other claims or proceedings with respect to Taxes of the Loan Parties, and, to the knowledge of the Loan Parties, no such claims or proceedings have been proposed or threatened.

Section 5.12. ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The Pension Plans of any Loan Party and any ERISA Affiliate are funded to the extent required by the terms of each Pension Plan, if any, and by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which the relevant Pension Plan is maintained, and neither any Loan Party nor any ERISA Affiliate maintains a

Pension Plan or contributes to a Multiemployer Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.13. Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Sections 1(a) and 2(b) of, and Schedule 6 to, the Perfection Certificate (a) set forth the name and jurisdiction of each Subsidiary and (b) set forth the ownership interest of Parent, the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership.

Section 5.14. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) None of the Borrower, any Person Controlling the Borrower, or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Disclosure.

To the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.16. Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.17. Insurance.

Schedule 5.17 sets forth a true, complete and correct description of all insurance maintained by or on behalf of Parent, the Borrower and its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of it and its Subsidiaries is adequate.

Section 5.18. Intellectual Property; Licenses, Etc.

(a) The Borrower and its Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, all registrations listed in Schedule 9 to the Perfection Certificate are subsisting and unexpired, except, in each case, to the extent failure of such registrations to be subsisting and unexpired could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.19. Solvency and Use of Proceeds.

(a) On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(b) Letters of Credit and the proceeds of the Revolving Loans may be used from time to time for general corporate and solvency capital requirements of the Borrower and its Subsidiaries; provided that no proceeds of Revolving Loans shall be used to finance the Transactions.

Section 5.20. USA PATRIOT Act; Sanctions; Anti-Corruption Laws.

(a) To the extent applicable, each of Parent and its Subsidiaries is in compliance, in all material respects, with and shall not directly or knowingly indirectly use the proceeds of the Revolving Loans in violation of (i) all applicable Sanctions and (ii) the USA PATRIOT Act.

(b) No part of the proceeds of the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and other Anti-Corruption laws.

(c) The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with Anti-Corruption Laws.

(d) No Loan Party, any of their respective Subsidiaries nor any of their respective directors or officers, nor, to the knowledge of the Loan Parties, any employee or agent of the Loan Parties or any of their respective Subsidiaries is the target of any applicable Sanctions , (ii) the Borrower will not directly or knowingly indirectly use the proceeds of the Revolving Loans or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person or in any country that, at the time of such financing, is the target of any Sanctions, except to the extent not prohibited, licensed or otherwise approved or exempted by the US. Department of the Treasury, Office of Foreign Assets Control (“OFAC”); and (iii) none of the Loan Parties or any of their respective Subsidiaries shall knowingly provide any financing or otherwise knowingly transact business, to the extent that transacting such business there cause any party to this agreement to not to be in compliance in a material respect with Sanctions applicable to it, with any Person in any of the following jurisdictions: Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine, in each case, to the extent prohibited by any Sanctions applicable to any party to this agreement

Section 5.21. Security Documents. Valid Liens. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents.

(a) PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (in each case, as defined in the Security Agreement) issued, registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(b) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when the Mortgages are filed in the offices specified on Schedule 8 to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11, 6.13 and 6.15, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11, 6.13 and 6.15), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by hereunder.

Notwithstanding anything herein (including this Section 5.20) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

Section 5.22. Senior Debt.

The Revolving Loans and L/C Obligations under this Agreement constitute “First Priority Claims” with respect to ABL Priority Collateral and “Second Priority Claims” with respect to Term Loan Priority Collateral under the Intercreditor Agreement and constitute “Senior Debt” or “First Priority Debt” (or the equivalent thereof) under the applicable Junior Financing Documentation and any applicable Junior Lien Intercreditor Agreement governing any Indebtedness having an aggregate principal amount of not less than the Threshold Amount of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment or Lien priority to the Revolving Loans and L/C Obligations.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Revolving Loan or other Obligation (other than Secured Cash Management Obligations or obligations under Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a back-stop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) then from and after the Closing Date, the Borrower (and in the case of Sections 6.05, 6.18 and 6.20, Parent) shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Subsidiaries to:

Section 6.01. Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within one hundred and twenty (120) days after the end of each fiscal year, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of BDO USA, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern exception or explanatory note resulting solely from an upcoming maturity date under the Term Loan Facility or the ABL Facility occurring within one year from the time such opinion is delivered or the impending breach of the Financial Covenants;

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, (x) during a Trigger Period, within thirty (30) days after the end of each fiscal month of the Borrower and (y) at all other times, within (i) for the fiscal quarters ending on June 30, 2017 and September 30, 2017, sixty (60) days after the end of such quarter and (ii) afterward, forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal month or quarter, as applicable, and in comparative format, the prior fiscal year-end and the related consolidated statements of income or operations for such fiscal month or quarter, as applicable, and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal month quarter, as applicable, of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal month or quarter, as applicable, and consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than sixty (60) days after the end of each fiscal year, a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d) (i) As promptly as reasonably practicable after delivery of the financial statements pursuant to Section 6.01(a) and (ii) at the request of the Administrative Agent, after the delivery of the financial statements pursuant to Sections 6.01(b), hold a conference call with Lenders to discuss the results of operations for the relevant reporting period.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of the Borrower (or any direct or indirect parent of the Borrower) or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form l0-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of BDO USA LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02. Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Subsidiaries pursuant to the terms of the Term Loan Credit Agreement, in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) in the case of annual Compliance Certificates only, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party of the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report;

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs (including, subject to any confidentiality obligations and attorney-client privilege, copies of reports of the financial and restructuring advisors of the Loan Parties) of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(f) (x) no later than 5:00 p.m. on the day that is twenty (20) days after the end of each calendar month ending after the Closing Date and (y) at any time during a Trigger Period,

no later than 5:00 p.m. on the third Business Day of each week, a Borrowing Base Certificate (which shall be calculated as of the last Business Day of the immediately preceding month (in the case of Borrowing Base Certificates delivered pursuant to preceding clause (x)) or week (in the case of Borrowing Base Certificates delivered pursuant to preceding clause (y)); provided that within three (3) Business Days after the consummation of any Disposition of ABL Priority Collateral (including the Equity Interests of any Loan Party that owns any ABL Priority Collateral) or any Casualty Event in respect of any ABL Priority Collateral, in each case with a net book value of $1,000,000 or more, the Borrower shall deliver to the Administrative Agent a revised Borrowing Base Certificate to exclude the Eligible Accounts Receivable and Eligible Inventory included in such Disposition or Casualty Event; provided further that calculations of the Borrowing Base and Excess Availability in the Borrowing Base Certificate shall originally be made by the Borrower and certified by a Responsible Officer; provided further, that the Administrative Agent may from time to time review and adjust any such calculation, each in its Permitted Discretion (i) to reflect its reasonable estimate of declines in value of any Collateral included in the Borrowing Base due to collections received, and (ii) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves;

(g) (i) In the case of succeeding sub-clause (x), one time during each fiscal year of the Borrower (or, at any time that Excess Availability is less than 20.0% of the Aggregate Revolving Credit Commitment for three consecutive Business Days, upon the Administrative Agent’s request, two times in each fiscal year of the Borrower), (ii) in the case of succeeding sub-clause (y), one time in each fiscal year of the Borrower (or, at any time that Excess Availability is less than 20.0% of the Aggregate Revolving Credit Commitments at such time, upon the Administrative Agent’s request, two times in each fiscal year of the Borrower), and (iii) in the case of either succeeding sub-clause (x) or (y) at any time that any Event of Default exists, as often as the Administrative Agent may reasonably require, (x) an appraisal of the Inventory of the Loan Parties and (y) a collateral examination of (A) the Inventory of the Loan Parties and (B) Accounts and related accounts of the Loan Parties, in each case, in scope, and from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Administrative Agent and at the sole cost and expense of the Borrower, and the results of such appraisal and collateral examination shall be in form and scope reasonably satisfactory to the Administrative Agent and the Collateral Agent;

(h) [reserved];

(i) promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its on-going obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(j) promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests to support the calculation of the Borrowing Base set forth in the most recently delivered Borrowing Base Certificate.

Section 6.03. Notices.

Promptly after a Responsible Officer of the Borrower or any Subsidiary has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Parent, the Borrower or any of its Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) of any material change in accounting policies or financial reporting practices by any Loan Party;

(d) of (i) the commencement of a Trigger Period or the Springing Financial Covenant being in effect and (ii) the termination of the Trigger Period or the requirement to comply with the Springing Financial Covenant;

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04. Payment of Taxes.

Timely file all U.S. federal income and other material tax returns and timely pay, discharge or otherwise satisfy all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except to the extent any such Tax is being contested in good faith and by appropriate proceedings that shall have the effect of suspending enforcement or collection of such Taxes for which appropriate reserves have been established in accordance with GAAP.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII.

Section 6.06. Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or lenders’ loss payee (in the case of property insurance), as applicable.

(c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any material improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 6.08. Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09. Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects which permit the preparation by the Borrower and its Subsidiaries of financial statements that are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10. Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only one (1) such visit and inspection shall be at the Borrower’s expense in any calendar year; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or Contractual Obligation (not entered into in contemplation hereof), and the obligations of the Borrower and the Subsidiaries under this Section 6.10 shall be subject to reasonable requirements of confidentiality.

Section 6.11. Additional Collateral; Additional Guarantors.

At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent, the Collateral Agent or the Required Lenders to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower or (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary:

(i) within thirty (30) days after such formation, acquisition or designation, or such longer period as the Collateral Agent may agree in writing in its discretion:

(A) cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, Mortgages, a counterpart of the Intercompany Note and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and promissory notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause such Subsidiary and each direct or indirect parent of such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent, or the Collateral Agent, within thirty (30) days after such request (or such longer period as the Collateral Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent as to such matters set forth in this Section 6.11(a) as the Collateral Agent, the Administrative Agent or the Collateral Agent may reasonably request;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iv) if reasonably requested by the Collateral Agent, within thirty (30) days after such request (or such longer period as the Collateral Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of Liens with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b) Not later than sixty (60) days after the acquisition by any Loan Party of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Collateral Agent may agree in writing in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent through the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

Section 6.12. Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13. Further Assurances.

Promptly upon reasonable request by the Administrative Agent or the Required Lenders, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of the Intercreditor Agreement or any Junior Lien Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Required Lenders may reasonably request from time to time in order to carry out more effectively the purposes of the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a mortgage constituting Collateral, the Borrower shall arrange for the Administrative Agent to obtain appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.14. ERISA

In addition to and without limiting the generality of Section 6.08, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Pension Plan, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan.

Section 6.15. Post-Closing Matters.

Within the time periods set forth in Schedule 6.15, or within such longer period or periods that the Administrative Agent in their sole discretion may permit, Parent, the Borrower and the Subsidiaries shall deliver to the Administrative Agent the documents, and perform the actions, set forth on Schedule 6.15

Section 6.16. [Reserved].

Section 6.17. Use of Proceeds.

The Borrower will, and will cause each Loan Party to, use the proceeds of the Revolving Loan and Letters of Credit issued hereunder in accordance with Section 5.19.

Section 6.18. [Reserved].

Section 6.19. Cash Management Systems.

(a) Within 90 days following (x) the Closing Date or (y) the establishment of any Deposit Account or Securities Account (other than Excluded Accounts, but only for so long as it is an Excluded Account) (as such date may be extended by the Administrative Agent in its sole discretion), the Loan Parties shall (i) deposit (and thereafter continue to deposit) in an Approved Deposit Account all cash proceeds of ABL Priority Collateral received by them (other than cash in any Excluded Account), (ii) not establish or maintain any Securities Account that is not an Approved Securities Account and (iii) not establish or maintain any Deposit Account (other than any Excluded Account) that is not with a Deposit Account Bank. Each Loan Party shall instruct all Account Debtors of such Loan Party to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Deposit Account Bank (or to remit such payments to the applicable Deposit Account Bank by electronic settlement) with respect to all accounts of such Account Debtor, which remittances shall be collected by the applicable Deposit Account Bank and deposited into an Approved Deposit Account. All amounts received by any Loan Party and any Deposit Account Bank in respect of any Account of an Account Debtor of any Loan Party shall upon receipt be deposited into an Approved Deposit Account.

(b) (i) Each Deposit Account Control Agreement relating to an Approved Deposit Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Trigger Period, for all collected amounts held in such Approved Deposit Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent or an Affiliate thereof and (ii) each Securities Account Control Agreement relating to an Approved Securities Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Trigger Period, for all collected amounts held in such Approved Securities Account from and after the date requested by the Administrative Agent, to be sent by

ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent or an Affiliate thereof. Subject to the terms of the respective Collateral Documents, all amounts received by the Administrative Agent pursuant to this clause (b) shall be applied (and allocated) on a daily basis in accordance with Section 6.19(d).

(c) In the event that any Loan Party or any Deposit Account Bank or Securities Intermediary at a financial institution at which an Approved Deposit Account or an Approved Securities Account is open shall terminate a Deposit Account Control Agreement or a Securities Account Control Agreement for any reason, the applicable Loan Party shall notify all of its obligors that were making payments to such terminated Deposit Account or Securities Account, as the case may be, to make all future payments to another Approved Deposit Account or Approved Securities Account, as the case may be.

(d) Cash Dominion. On each Business Day during which a Cash Dominion Period exists and is continuing, the Administrative Agent shall apply all funds credited to an Approved Deposit Account and an Approved Securities Account the previous Business Day in immediately available funds, on a daily basis by the close of business on each Business Day in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise required to be applied pursuant to the terms of the respective Collateral Document): (1) first, to the payment (on a ratable basis) of any outstanding Obligations consisting of reasonable fees, costs and expenses (including Attorney’s Costs) incurred by (or owing to) the Administrative Agent and/or the Collateral Agent under any of the Loan Documents; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding Obligations consisting of reasonable fees, costs and expenses (including Attorney’s Costs) incurred by (or owing to) the L/C Issuers under any of the Loan Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Revolving Loans, L/C Borrowings and all Agent Advances, scheduled periodic payments due under Secured Cash Management Obligations and Qualified Hedging Agreements and all accrued and unpaid fees actually due and payable to the Agents, the L/C Issuers and the Lenders pursuant to the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal amount of Agent Advances (whether or not then due and payable) and all accrued and unpaid interest thereon; (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal amount of Revolving Loans (whether or not then due and payable) and all accrued and unpaid interest thereon and outstanding and any breakage, termination or other payments under Secured Cash Management Obligations or Qualified Hedging Agreements; (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, but only if a Default or an Event of Default has occurred and is continuing, to Cash Collateralize (on a ratable basis) all outstanding Letters of Credit issued (such Cash Collateral to be held by the Administrative Agent while a Default or an Event of Default exists in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the Borrower to the L/C Issuers and/or the Lenders in respect of any unreimbursed drawings under any Letters of Credit made under any such Letters of Credit); (7) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Agents and the Lenders under any of the Loan Documents; and (8) eighth, to the extent all amounts referred to in preceding clauses (1) through (7), inclusive, have been paid in full, the balance, if any, to the Borrower to be used for any purpose not prohibited under this Agreement.

(e) Following the commencement of a Cash Dominion Period (other than by reason of an Event of Default pursuant to an Event of Default pursuant to Section 8.01(a), (f) or (g), except to the extent necessary for one or more officers or directors of Holdings, the Borrower or any of its Subsidiaries to avoid personal or criminal liability under applicable law as certified in the applicable Trust Fund Certificate), in the event that an Approved Deposit Account or an Approved Securities Account contains Trust Funds, the Borrower (acting in good faith) may, within 30 days after such Trust Funds are received in such Approved Deposit Account or an Approved Securities Account, deliver to the Administrative Agent a Trust Fund Certificate (together with such supporting information as may be requested by the Administrative Agent). Notwithstanding anything to the contrary herein or in any other Loan Document, within five Business Days following receipt of a Trust Fund Certificate, the Administrative Agent shall remit, or shall cause to be remitted, from such Approved Deposit Account or Approved Securities Account, as applicable, such Trust Funds (or such portion thereof) specified in the Trust Fund Certificate solely to the extent such Trust Funds (or any portion thereof) remain in such Approved Deposit Account or Approved Securities Account as of the date that Administrative Agent shall have received the Trust Fund Certificate, (x) to the applicable Loan Party or (y) on behalf of the applicable Loan Party directly to the Person entitled to such Trust Funds as specified in the Trust Fund Certificate. If any such amounts are remitted to a Loan Party, such Loan Party shall apply all such finds solely for purposes set forth in the applicable Trust Fund Certificate on or prior to the date due and any failure of such Loan Party to apply all such funds solely for such purposes shall constitute an immediate Event of Default.

(f) The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements contemplated herein is a contractual right provided to the Agents and the Lenders hereunder in order for the Agents and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, that the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, that the Lenders are relying on the Loan Parties’ acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to the Borrower and in particular that any accommodations of credit are being provided by the Lenders to the Borrower strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.

Section 6.20. Compliance with Sanctions Law; Anti-Corruption Laws.

Shall not directly or knowingly indirectly use and shall procure that its respective Subsidiaries and their respective directors, officers, employees and agents shall not directly or knowingly indirectly use, the proceeds of the Revolving Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws applicable to the Borrower and its Subsidiaries, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions applicable to the Borrower and its Subsidiaries or any other party hereto, or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower and its Subsidiaries or any other party hereto. Landlords’ Agreements, Bailee Letters and Real Property Purchases.

Section 6.21. Landlords’ Agreements, Bailee Letters and Real Property Purchases.

Each Loan Party will use its commercially reasonable efforts to obtain a Collateral Access Agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where any material amount of Collateral consisting of Inventory or equipment or other goods is stored or located, which agreement or letter shall (unless otherwise agreed to in writing by the Administrative Agent) contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. With respect to such locations or warehouse space leased as of the Closing Date and thereafter, in each case with Collateral in excess of $2,000,000 is stored or located, if the Collateral Agent has not received a Collateral Access Agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is leased), any Eligible Inventory at that location shall, in the Administrative Agent’s reasonable discretion, be subject to such Reserves as may be established by the Administrative Agent in its Permitted Discretion. Each Loan Party will timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral consisting of Inventory or equipment or other goods having an aggregate value in excess of $1,000,000 is located except to the extent that the same are being contested in good faith. Notwithstanding the foregoing, no Loan Party shall be required to pay any consideration to obtain any Collateral Access Agreement or bailee letter, as applicable (other than the reasonable fees and expenses of counsel). In no event shall the failure to obtain any Collateral Access Agreement or bailee letter, as applicable, constitute a Default or an Event of Default so long as such Loan Party has used its commercially reasonable efforts to obtain same as required above.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Revolving Loan or other Obligation hereunder (other than Secured Cash Management Obligations under or obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied (other than contingent obligations as to which no claim has been asserted or any Letter of Credit remaining outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), then from and after the Closing Date:

Section 7.01. Liens.

Neither the Borrower nor the Subsidiaries shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 7.01(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.03(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness permitted by Section 7.03(h) or a Permitted Refinancing thereof, provided that (i) such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition, (iii) in the case of a Lien securing a Permitted Refinancing, such Lien is permitted in accordance with clause (d)(ii) of the definition of the term “Permitted Refinancing” and (iv) to the extent any such Liens cover any Inventory, Accounts or Deposit Accounts of a Subsidiary Guarantor, (A) such Inventory, Accounts or Deposit Accounts are not included in any calculation of the Borrowing Base or in determining whether any liquidity-based condition has been satisfied and (B) any such inventory is segregated from any Eligible Inventory of the Loan Parties or otherwise readily identifiable and discernable from Eligible Inventory, and such Accounts are separately identified on the books and records of the Loan Parties from any Eligible Accounts Receivables, and any such Deposit Accounts of the Loan Parties constitute Excluded Accounts;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 6.04;

(e) Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation,

unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary or would result in a Material Adverse Effect;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 7.03(i) (including any Permitted Refinancing in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by the Borrower or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of capitalized lease transactions permitted under Section 7.04, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 8.01(i);

(l) other Liens, not otherwise permitted by this Section 7.01, with respect to property or assets of the Borrower or any Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $40,000,000 (determined at the time of the creation of such Liens); provided, that any Liens on ABL Priority Collateral are junior to the Liens securing the Obligations under the Collateral Documents and the relative Lien priority thereof is set forth in the Intercreditor Agreement or pursuant to intercreditor arrangements reasonably acceptable to the Administrative Agent;

(m) Liens disclosed by the title insurance policies (including the Mortgage Policies) and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) [Reserved];

(o) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or any Subsidiary, as tenant, in the ordinary course of business;

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(q) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights;

(r) Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.03(f) or (p) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(s) licenses of intellectual property granted in the ordinary course of business;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness of such Foreign Subsidiary that is not otherwise secured by a Lien on the Collateral under the Loan Documents and which Indebtedness is permitted to be incurred under Section 7.03(a) or (k);

(v) Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of the Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;

(x) Liens securing insurance premium financing arrangements in an aggregate principal amount not to exceed $2,000,000, provided that such Liens are limited to the applicable insurance contracts;

(y) Liens on the assets of a Foreign Subsidiary which secure Indebtedness of such Foreign Subsidiary that is permitted to be incurred under Section 7.03(p) or 7.03(s);

(z) Liens on the Collateral securing Indebtedness incurred under Section 7.03(l), provided that such Indebtedness shall constitute Term Loan Obligations pursuant to the Intercreditor Agreement; and

(aa) Liens to secure Indebtedness permitted under Section 7.03(r); provided that any Liens on ABL Priority Collateral are junior to the Liens securing the Obligations under the Collateral Documents and the relative Lien priority thereof is set forth in the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent and in no event less favorable (unless the Administrative Agent shall otherwise agree) to the Secured Parties than the Intercreditor Agreement taken as a whole.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on (i) Pledged Equity, other than Liens in favor of the Collateral Agent and Liens permitted by Sections 7.01(d), (e), (z), (aa) or (bb) or (ii) Mortgaged Property, in each case, other than Liens in favor of the Collateral Agent, Prior Liens and Permitted Encumbrances, or Liens permitted by Sections 7.01(l), (aa) or (bb).

Section 7.02. Investments.

Neither the Borrower nor the Subsidiaries shall make or hold any Investments, except:

(a) Investments by (i) Loan Parties in Subsidiaries that are not Loan Parties so long as (x) all Investments made pursuant to this clause (a)(i) do not exceed $15,000,000 at any time outstanding or (y) the Payment Conditions are satisfied both before and after giving effect to such Investments, (ii) Loan Parties in other Loan Parties and (iii) Subsidiaries that are not Loan Parties in any other Subsidiary;

(b) Cash Equivalents and Investments that were Cash Equivalents when made;

(c) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 7.05;

(d) (i) loans and advances to employees of the Borrower or any Subsidiary in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(e) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f) Swap Agreements permitted pursuant to Section 7.10;

(g) Investments existing on the Closing Date and set forth on Schedule 7.02;

(h) Investments resulting from pledges and deposits referred to in Section 7.01(f) and (g);

(i) so long as no Default or Event of Default then exists or would result therefrom, other Investments not otherwise permitted by this Section 7.02 by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $15,000,000;

(j) Investments made in connection with an acquisition pursuant to a letter of intent executed in connection therewith and previously identified to the Administrative Agent prior to the Closing Date, in an aggregate amount not to exceed $6,000,000;

(k) additional Investments may be made from time to time to the extent made with proceeds of Qualified Equity Interests of the Borrower or Parent, which proceeds or Investments in turn are contributed (as common equity) to the Borrower;

(l) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Subsidiaries that are not Loan Parties in any Loan Party or other Subsidiary;

(m) the Borrower and its Subsidiaries may make any Investment (including a Permitted Business Acquisition) in reliance on this Section 7.02(m) so long as the Payment Conditions are satisfied both before and after giving effect to such Investments;

(n) the Transactions;

(o) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(p) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 7.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(q) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business.

Section 7.03. Indebtedness.

Neither the Borrower nor any of the Subsidiaries shall create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 7.03 (excluding Indebtedness under clauses (b) and (l) of this Section 7.03) and any Permitted Refinancing of such Indebtedness (other than intercompany Indebtedness refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Borrower and the Subsidiaries pursuant to Swap Agreements permitted by Section 7.10;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed in the ordinary course of business;

(e) Indebtedness of the Borrower or any Subsidiary to the extent permitted by Section 7.02, provided that Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three (3) Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a Person merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing of such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 7.03 and the Remaining Present Value of outstanding leases permitted under Section 7.04), would not exceed $30,000,000;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 180 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 7.03, this paragraph (i) and the Remaining Present Value of leases permitted under Section 7.04) would not exceed $30,000,000;

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 7.04;

(k) other Indebtedness, not otherwise permitted by this Section 7.03, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $60,000,000;

(l) Term Loans in an aggregate principal amount outstanding not to exceed $70,000,000, as such amount may be increased by the amount of any interest paid in kind, and any Permitted Refinancing thereof;

(m) Guarantees (i) by the Loan Parties of the Indebtedness of the Borrower described in paragraph (l) and (v), (ii) by any Loan Party of any Indebtedness of the Borrower or any Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary that is not a Loan Party to the extent permitted by Section 7.02, (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party; provided that all Foreign Subsidiaries may guarantee obligations of other Foreign Subsidiaries under ordinary course Cash Management Obligations, and (v) by the Borrower of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 7.03(a), (k) or (s); provided that Guarantees by any Loan Party under this Section 7.03(m) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) [Reserved];

(p) letters of credit or bank guarantees having an aggregate face amount not in excess of $30,000,000;

(q) Indebtedness in respect of Cash Management Obligations or Treasury Services Agreements, in each case in the ordinary course of business;

(r) Indebtedness consisting of Permitted Ratio Debt to the extent permitted at the time of incurrence thereof pursuant to the definition thereof (provided, that such Permitted Ratio Debt, if incurred by a Loan Party, shall not be secured by a Lien on any ABL Priority Collateral that is senior or pari passu to the Liens of the Collateral Agent and to the extent any such Lien extends to any ABL Priority Collateral, such lien shall be junior to the Liens on ABL Priority Collateral securing the Obligations under the Collateral Documents and the relative Lien priority thereof shall be set forth in the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent and in no event less favorable in any material respect to the Secured Parties than the Intercreditor Agreement taken as a whole), and any Permitted Refinancing thereof;

(s) Indebtedness of Foreign Subsidiaries (including letters of credit or bank guarantees for working capital purposes incurred in the ordinary course of business on ordinary business terms in an aggregate amount not to exceed $10,000,000 outstanding at any time;

(t) Indebtedness of the Borrower and its Subsidiaries in respect of factoring of receivables from a foreign customer held by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time; and

(u) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (t) above.

Section 7.04. Sale and Leaseback Transactions.

Neither the Borrower nor any of the Subsidiaries shall enter into any arrangement with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 7.03 and the Remaining Present Value of outstanding leases previously entered into under this Section 7.04) would not exceed $30,000,000.

Section 7.05. Fundamental Changes.

Neither the Borrower nor any of the Subsidiaries shall (i) make any Disposition or (ii) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (iii) purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except:

(a) (i) the purchase and sale of inventory, supplies, materials and equipment and the purchase and sale of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the sale of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Cash Equivalents in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of the Borrower with a Subsidiary that is (x) a wholly owned Subsidiary and (y) a Domestic Subsidiary in a transaction in which the Subsidiary is the surviving corporation, so long as after giving effect thereto such Subsidiary assumes all Obligations of the Borrower under the Loan Documents, (ii) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation, (iii) the merger or consolidation of any Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (i) and (iii), no Person other than the Borrower or a Loan Party receives any consideration, (iv) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party or (v) the liquidation or dissolution or change in form of entity of the Borrower or any Subsidiary if the Borrower and the Administrative Agent determine in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Sections 7.02 and 7.08;

(d) Sale and Lease-Back Transactions permitted by Section 7.04;

(e) Investments permitted by Section 7.02, Liens permitted by Section 7.01 and Restricted Payments permitted by Section 7.06;

(f) sales of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 7.05;

(h) any merger or consolidation in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation and (ii) involving a Domestic Subsidiary that is a Subsidiary, the surviving or resulting entity shall be a Loan Party that is a wholly owned Subsidiary;

(i) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business;

(j) abandonment, cancellation or disposition of any intellectual property of the Borrower in the Borrower’s reasonable business judgment (if such abandonment, cancellation or disposition, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect) made in the ordinary course of business);

(k) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries; and

(l) factoring of receivables held by the Borrower and its Subsidiaries as permitted under Section 7.03(t).

Notwithstanding anything to the contrary contained in Section 7.05 above, (i) Parent or the Borrower may, subject to clause (ii) and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, sell, grant or otherwise issue Equity Interests to members of management of Parent or the Borrower pursuant to stock option, stock ownership, stock incentive or similar plans, (ii) Parent shall at all times own, directly or indirectly, at least 100% of the Equity Interests of the Borrower, (iii) no sale, transfer or other disposition of assets shall be permitted by this Section 7.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof) unless such disposition is for Fair Market Value, (iv) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), or (j) of this Section 7.05 unless such disposition is for 100% cash consideration and (v) no sale, transfer or other disposition of assets shall be permitted by paragraph (g) of this Section 7.05 unless such disposition is for at least 75% cash consideration.

Section 7.06. Restricted Payments.

Neither the Borrower nor any of the Subsidiaries shall declare or make any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to the Borrower and to other Loan Parties and each Subsidiary that is not a Loan Party may make Restricted Payments to the Borrower or any other Subsidiary;

(b) the Borrower and each Subsidiary may declare and pay dividends or make other distributions to Parent (i) in respect of overhead of such Parent or its direct or indirect owners, including, without limitation, legal, accounting and professional fees and other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower and franchise Taxes and other Taxes required to maintain its (or any of its direct or indirect parents’) corporate existence; and (ii) at such times and in such amounts as are necessary to permit Parent (or any direct or indirect parent of Borrower) to pay the Tax liability, in each relevant jurisdiction, in respect of consolidated, combined, unitary, affiliated or similar returns solely to the extent attributable to taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Borrower and/or its Subsidiaries and the ownership of Parent in the Borrower and/or its Subsidiaries;

(c) so long as the Payment Conditions are satisfied both before and after making any Restricted Payment in reliance on the Section 7.06(c), the Borrower and each Subsidiary may repurchase, redeem or otherwise acquire or retire (or make dividends or distributions to Parent) to finance any such repurchase, redemption or other acquisition or retirement) for value any Equity Interests of the Borrower, Parent or any Subsidiary held by any current or former officer, director, consultant or employee of the Borrower, Parent or any Subsidiary pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement and Subsidiaries may declare and pay dividends to the Borrower or any other Subsidiary the proceeds of which are used for such purposes;

(d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) [Reserved];

(f) so long as the Payment Conditions are satisfied both before and after making any Restricted Payment in reliance on this Section 7.06(f), the Borrower and its Subsidiaries may make additional Restricted Payments not otherwise permitted under this Section 7.06; and

(g) so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may make other Restricted Payments in an aggregate amount not to exceed in any fiscal year, together with all other Restricted Payments made under this Section 7.06(g) in such fiscal year, $2,500,000.

Section 7.07. Change in Nature of Business.

The Borrower shall not, nor shall the Borrower permit any of the Subsidiaries to engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions.

Section 7.08. Transactions with Affiliates.

(a) Neither the Borrower shall, nor shall the Borrower permit any of the Subsidiaries to enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (ii) shall not apply to the indemnification of directors of the Borrower and the Subsidiaries in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash,

securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the Board of Directors of the Borrower;

(ii) transactions among the Borrower and the Loan Parties and transactions among the Subsidiaries that are not Loan Parties otherwise permitted by this Agreement;

(iii) any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower and the Subsidiaries or Parent in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries or Parent in the ordinary course of business;

(iv) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(v) any employment agreement or employee benefit plan entered into by the Borrower or any of the Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(vi) transactions otherwise permitted under Section 7.02 and Section 7.06;

(vii) [Reserved];

(viii) [Reserved];

(ix) transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(x) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(xi) [Reserved];

(xii) so long as not otherwise prohibited under this Agreement, guarantees of performance by the Borrower or any Subsidiary of any other Subsidiary or the Borrower that are not a Loan Party in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money; and

(xiii) if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Borrower or any Subsidiary where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower or any Subsidiary or (B) at any time after an initial public offering of Equity Interests of the Borrower, of Equity Interests of the Borrower or any Subsidiary where such Person is treated no more favorably than the other holders of Equity Interests of the Borrower or any Subsidiary.

Section 7.09. Burdensome Agreements; Restricted Debt Payments.

(a) Neither the Borrower shall, nor shall the Borrower permit any of the Subsidiaries to, amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the Organizational Documents of the Borrower or any of the Subsidiaries.

(b) Neither the Borrower shall, nor shall the Borrower permit any of the Subsidiaries (other than Excluded Subsidiaries) to, (i) make, or agree or offer to pay or make, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Restricted Indebtedness or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness, except for (A) Permitted Refinancing of Restricted Indebtedness, (B) for payments of regularly scheduled interest, and (C) so long as the Payment Conditions are satisfied both before and after making any payments on distributions in respect of Restricted Indebtedness in reliance on this Section 7.09(b)(i)(C), the Borrower and its Subsidiaries may make additional payments and distributions in respect of Restricted Indebtedness not otherwise permitted under this Section 7.09; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing Documentation or the Term Loan Facility Documentation or documents relating to any Permitted Refinancing in each case thereof, other than amendments or modifications that (A) are not materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner materially adverse to the Lenders and (B) in the case of any Term Loans or Restricted Indebtedness, are not prohibited by the terms of the Intercreditor Agreement or the applicable Junior Lien Intercreditor Agreement.

(c) Neither the Borrower shall, nor shall the Borrower permit any of the Subsidiaries to, permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Collateral Documents, in each case other than those arising under any Loan Document or under the Term Loan Facility Documentation, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable Law;

(B) [Reserved];

(C) contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(D) restrictions imposed by any Restricted Indebtedness that are no more restrictive, taken as a whole, than the restrictions set forth in this Agreement;

(E) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(F) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(G) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(H) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(I) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(J) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(K) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale; or

(L) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

Section 7.10. Financial Covenants.

Until the later of (i) 12 months following the Closing Date and (ii) the date on which the Fixed Charge Coverage Ratio for any Test Period is at least 1.00:1.00, the Borrower shall not permit at any time following the Closing Date the aggregate amount of Liquidity to be (x) for any period of five consecutive Business Days, less than $15,000,000 or (y) less than $10,000,000 (the “Minimum Liquidity Covenant”); and thereafter, during any Compliance Period the Borrower shall not permit the Fixed Charge Coverage Ratio for (A) the most recently ended Test Period prior to the beginning of the Compliance Period to be less than 1.00:1.00, (B) any four-fiscal quarter period for which financial statements are delivered pursuant to Section 6.01(a) or (b), as applicable, during such Compliance Period to be less than 1.00:1.00 and (C) any four-fiscal quarter period ending during such Compliance Period to be less than 1.00:1.00 (the “Springing Financial Covenant”, and together with the Minimum Liquidity Covenant, the “Financial Covenants”).

Section 7.11. Changes in Fiscal Year.

In respect of the Borrower, not make any change in its fiscal year.

Section 7.12. Passive Holding Company Status of Parent.

Parent shall not engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other Indebtedness permitted under Section 7.03, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) payment of dividends, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent and the Borrower, (vii) holding any cash incidental to any activities permitted under this Section 6.18, (viii) providing indemnification to officers, managers and directors and (ix) any activities incidental to the foregoing. Parent shall not (a) incur any Liens other than those for the benefit of the Obligations and the Obligations under and as defined in the ABL Credit Agreement or non-consensual Liens permitted by Section 7.01, (b) own any Equity Interests other than those of the Borrower and (c) incur any Indebtedness except pursuant to the Loan Documents or the ABL Documentation, or any Guarantee by Parent of Indebtedness of the Borrower and the Loan Parties permitted under Section 7.03.

Section 7.13. Swap Agreements.

Neither the Borrower shall, nor shall the Borrower permit any of the Subsidiaries to, enter into any Swap Agreement, other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

ARTICLE VIII

Events of Default and Remedies

Section 8.01. Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Revolving Loan or Unreimbursed Amount, or (ii) within five (5) Business Days after the same becomes due, any interest on any Revolving Loan or Unreimbursed Amount or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party shall (i) fail to timely deliver a Borrowing Base Certificate pursuant to Section 6.02(f) and such failure shall continue unremedied for a period of three (3) Business Days or (ii) fail to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a), 6.17, 6.19 or Article VII (in the case of the Financial Covenants in Section 7.10, subject to Section 8.03); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after any Loan Party receiving notice of such failure from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (or any respect if qualified by materiality) when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of forty-five (45) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender (which does not arise from a breach by a Loan Party, or its obligations under the Loan Documents or the satisfaction in full of all the Obligations), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Revolving Credit Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.11, 6.13 or 6.15 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents, the Intercreditor Agreement or any Junior Lien Intercreditor Agreement on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Subsidiary or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(m) Junior Financing Documentation. The lien or payment subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Restricted Indebtedness, if applicable, or the Obligations shall, in whole or in part, cease to benefit from the provisions thereof; or

(n) Intercreditor Agreement. So long as the Term Loan Facility or any Restricted Indebtedness evidenced by Junior Financing Documentation (or any Permitted Refinancing in respect thereof) remains outstanding, any applicable Intercreditor Agreement or Junior Lien Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder; or

Section 8.02. Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event the Borrower fails to comply with the requirements of the Financial Covenants on the last day of the fiscal quarter (a “Quarterly Test Date”), during the period beginning on the first day following the applicable Quarterly Test Date until the expiration of the tenth Business Day subsequent to the date the Compliance Certificate to be delivered pursuant to Section 6.02(a) is required to be delivered with respect to such fiscal quarter, (in each case, the “Anticipated Cure Deadline”) Parent shall have the right to issue Qualified Equity Interests or obtain a contribution to its common equity, in each case, for cash and such amount to be contributed by Parent to the Borrower by way of a common equity capital contribution or issuance of Qualified Equity Interests (the “Cure Right”), and upon the receipt by Holdings of such cash the (the “Cure Amount”) pursuant to the exercise by Parent of such Cure Right and request to the Administrative Agent to effect such recalculation, the Financial Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, to the extent the Cure Amount is received in connection with a failure to comply with the requirements of the Financial Covenants, solely for such fiscal quarter (and any four fiscal quarter-period that includes such fiscal quarter), solely for the purpose of measuring the Financial Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing calculations, the Borrower shall then be in compliance with the requirements of the Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant Quarterly Test Date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for the purposes of this Agreement as of the applicable Quarterly Test Date and shall be deemed to have never existed.

(b) Notwithstanding anything herein to the contrary (i) in each four-consecutive-fiscal-quarter period there shall be at least two fiscal quarters with respect to which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right may be exercised no more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of causing the Borrower to comply with the Financial Covenants as of the relevant Quarterly Test Date, (iv) no Indebtedness repaid with the Cure Amount shall be deemed repaid for purposes of recalculating the Financial Covenants or for any other purposes under this Agreement during the period in which the Cure Amount is included in the calculation of EBITDA, and (v) the Cure Amount shall be disregarded for calculating EBITDA for all other purposes of this Agreement (including determining financial ratio-based conditions or basket amounts).

(c) Upon the Agent’s receipt of a notice from Parent that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the Anticipated Cure Deadline to which such Notice of Intent to Cure relates, (i) neither the Administrative Agent nor any other Secured Party shall exercise the right to accelerate payment of the Revolving Loans or terminate or suspend the Revolving Credit Commitments and neither the Administrative Agent nor any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral, in each case solely on the basis of an Event of Default having occurred and being continuing under Section 8.01 due to failure by the Borrower to comply with the requirements of the Financial Covenants for the applicable period and (ii) the Borrower shall not be entitled to request any Borrowing, and no Lender or L/C Issuer shall have any obligation to make any Revolving Loan or issue or extend any Letter of Credit, during such period.

Section 8.04. Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Revolving Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to post petition interest) on the Revolving Loans, Agent Advances and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Secured Cash Management Obligations or Qualified Hedging Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of Agent Advances to the Administrative Agent;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Secured Cash Management Obligations or Qualified Hedging Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefensibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower as applicable.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01. Appointment and Authorization of Agents.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints DBNY to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, and designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, all of which duties and responsibilities are administrative in nature, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d) Each Lender hereby (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any Junior Lien Intercreditor Agreement to the extent then in effect, (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement and each Junior Lien Intercreditor Agreement as Collateral Agent and on behalf of such Lender.

(e) Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 9.02. Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, so long as such selection was made in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03. Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Collateral Agent or any of their respective Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent, (d) be responsible in any manner to any Lender or Participant for, or have any duty to ascertain or inquire into, any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent or any of their respective Affiliates under or in connection with, this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder or (e) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. No Agent-Related Person shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to Disqualified Lenders. Without limiting the generality of the foregoing, no Agent-Related Person shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

Section 9.04. Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate,

affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents.

The Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the Lenders shall not affect the Loan Parties’ continuing reimbursement obligations with respect thereto. As used in this Section 9.07, “pro rata” and “ratable share” shall mean, with respect to the Lenders and any indemnity payment or unreimbursed amount owing or payable to any Agent-Related Party by the Lenders hereunder, that such indemnity payment or unreimbursed amount shall be paid to such Agent-Related Person by the Lenders in accordance with their respective Pro Rata Shares (determined as of the time that the applicable indemnity payment or unreimbursed amount is sought (or if such indemnity payment or unreimbursed amount is sought after the date on which the Revolving Loans have been paid in full and the Revolving Credit Commitments have terminated, in accordance with their respective Pro Rata Shares immediately prior to the date on which the Revolving Loans are paid in full and the Revolving Credit Commitments have terminated)). The undertaking in this Section 9.07 shall survive termination of the Aggregate Revolving Credit Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08. Agents in Their Individual Capacities.

DBNY and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though DBNY was not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DBNY or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, DBNY and its Affiliates shall have the same rights and powers under this Agreement as, if applicable, any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent. Any successor to DBNY as the Administrative Agent or the Collateral Agent shall also have the rights attributed to DBNY under this paragraph.

Section 9.09. Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent or Collateral Agent as of the effective date of its resignation) and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated (if not already terminated as provided below). After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and such Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 and 6.15 is satisfied, the successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged, if not previously discharged pursuant to the foregoing provisions of this Section 9.09, from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Section 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10. Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters.

The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Revolving Credit Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Secured Cash Management Obligations not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization (in a manner reasonably acceptable to the applicable L/C Issuers) of all Letters of Credit, (ii) at the time the property subject to such Lien is Disposed of in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) To release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(c) or (i); and

(c) That any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Term Loan Credit Agreement or any Permitted Refinancing thereof.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the

Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12. Other Agents; Lead Arranger and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “bookrunner” or “lead arranger”, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent or the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Agent.

Section 9.14. Withholding Tax Indemnity.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender under any Loan Document (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Loan Parties to do so) for all amounts paid by the Administrative Agent as Taxes, together with all reasonable expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” for purposes of this Section 9.14 shall include each L/C Issuer and Swing Line Lender.

ARTICLE X

Miscellaneous

Section 10.01. Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clause (g) below, shall only require the consent of such Loan Party or the Required Lenders, as applicable; provided further that no such amendment, waiver or consent shall:

(a) extend or increase the Revolving Credit Commitment of any Lender without the written consent of each Lender holding such Revolving Credit Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments shall not constitute an extension or increase of any Revolving Credit Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal, interest or fees under Section 2.03, 2.07, 2.08 or 2.09 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Revolving Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “EBITDA” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Revolving Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of “EBITDA” or “Fixed Charge Coverage Ratio” or, in each case, in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of Section 8.04 or Section 10.01 or the definition of “Required Lenders,” or any other provision specifying the number of Lenders or portion of the Revolving Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby;

(e) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender; or

(g) amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender affected thereby

(h) except as expressly provided in the Loan Documents, subordinate the Liens granted for the benefit of the Lenders in respect of the Collateral without the consent of all Lenders; or

(i) without the consent of Supermajority Lenders, (w) increase the advance rates applicable to the Borrowing Base over those in effect on the Closing Date (it being understood that the establishment, modification, or elimination of Reserves and, subject to this Section 10.01(i), adjustment, establishment and elimination of criteria for Eligible Accounts Receivable and Eligible Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed such an increase in advance rates), (x) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional, extensions of credit pursuant to this Agreement may be included in the determination of Supermajority Lenders on substantially the same basis as the extensions of Revolving Loans and Revolving Credit Commitments are included on the Closing Date), (y) amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: Borrowing Base, Eligible Accounts Receivable and Eligible Inventory (including, in each case, the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves, in each case by the Administrative Agent in accordance with the terms thereof, will not be deemed to require a Supermajority Lender consent) or (z) increase the percentage of any Borrowing Base for which Agent Advances may be made pursuant to Section 2.1(c) ; or

(j) amend Section 1.09 or the definition of “Alternative Currency” or “Available Currency” without the written consent of each Lender directly affected thereby; or

(k) change the currency in which any Obligation is due and payable without the prior written consent of each Lender directly affected thereby.

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) the Syndication Letter may be amended, or the rights or privileges thereunder waived, in writing executed only by the parties thereto and (v) the Borrower and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to the Agreement and the other Loan Documents in accordance with the Syndication Letter.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Permitted Refinancing, as expressly contemplated by the terms of such Intercreditor Agreement, Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Required Lenders, are required to effectuate the foregoing); provided, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained in this Section 10.01, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.01 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent, or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent, the Collateral Agent or an L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent and an L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notice purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(d) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (COLLECTIVELY, THE “BORROWER MATERIALS”) POSTED ON INTRALINKS OR ANOTHER SIMILAR ELECTRONIC SYSTEM (THE “PLATFORM”). NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of their respective Affiliates (the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise)) arising out of the Borrower’s, any other Loan Party’s or any Agent Party’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Agent Party as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 10.03. No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs and Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution, performance and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Financial Advisor costs of Houlihan Lokey and all Attorney Costs of White & Case LLP and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole and one primary counsel and one local counsel for the Agents) and (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Financial Advisor costs of Houlihan Lokey and all Attorney Costs of White & Case LLP (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole and one primary counsel and one local counsel for the Agents)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent or the Lenders. The agreements in this Section 10.04 shall survive the termination of the Aggregate Revolving Credit Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within one (1) Business Days of the Closing Date.

Section 10.05. Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent-Related Person, the Lead Arranger, each Lender and each of their respective Affiliates, and each of the officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Revolving Credit Commitment, Revolving Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do no strictly comply with the terms of such Letter of Credit, or (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, AND IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF AN INDEMNITEE (all the foregoing, collectively, the “Indemnified Liabilities”); provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under Revolving Credit Facility and any other than any claims arising out of any act or omission of Parent, the Borrower or any of the Affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Parent, the Borrower or any Subsidiary. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06. Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Disqualified Lender or a Defaulting Lender, (ii) a natural Person or (iii) to Parent, the Borrower or any of their respective Subsidiaries or Affiliates. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and acceptance and recording by the Administrative Agent pursuant to paragraph (d) of this Section 10.07,

any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Loans (including for purposes of this

Section 10.07(c), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or any portion of the Revolving Loans to a Lender, an Affiliate of a Lender or an Approved Fund or, (ii) if an Event of Default under Section 8.01(a), (f) or (g), has occurred and is continuing; provided further that the Borrower shall be deemed to have consented unless the Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date a written request for such consent is made;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Revolving Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each L/C Issuer at the time of such assignment; and

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans, the amount of the Revolving Credit Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall be in increments of an amount of $1,000,000 in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of (and stated interest on) the Revolving Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This

Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent to provide the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time to each Lender or potential Lender requesting the same.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower and each L/C Issuer to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time sell participations to any Person, subject to the proviso to Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Revolving Loans (including such Lender’s participation in L/C Obligations); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including the requirements under Section 3.01(d) (it being understood that the documentation required under Section 3.01(d) shall be delivered to the participating lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each participant’s interest in the Revolving Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any

Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a participant register.

(g) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if such Participant after the sale would result in materially increased obligations to the Borrower at such time under Sections 3.01, 3.04 and/or 3.05.

(h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including the requirements under Section 3.01(d)), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Section 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPG immediately after the grant would result in materially increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Revolving Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Revolving Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Revolving Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(l) (i) Notwithstanding anything to the contrary contained herein, no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lender”) such assignee shall not retroactively be disqualified from becoming a Lender. Any assignment in violation of this clause shall not be void, but the other provisions of this clause (k)(i) shall apply.

(ii) If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, require such Disqualified Lender to assign, without recourse (in accordance with any subject to the restrictions contained in this Section 10.07, all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations of such Revolving Credit Commitment, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (i) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (ii) (x) for the purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Lender does vote on such Plan notwithstanding the restriction in the foregoing clause (1) such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(c) of the Bankruptcy Code (or any similar provisions in any other Debtor Relief Laws) and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provisions in any other Debtor Relief Laws) and (3) not to content any request by any party for a determination by the Bankruptcy Court for other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

Section 10.08. Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (e) to any other party to this Agreement; (f) to any pledgee referred to in Section 10.07(h), counterparty to a Swap Agreement, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, the Lead Arranger, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or its Affiliates (so long as such source is not known to the Administrative Agent, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Administrative Agent, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Revolving Credit Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Parent, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09. Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent, each Lender and their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding any deposits in or relating to any Trust Fund Accounts) at any time held by, and other Indebtedness at any time owing by, such Agent, such Lender and such Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Agent, such Lender and such Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Agent and such Lender may have.

Section 10.10. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12. Integration; Termination.

This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Revolving Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the applicable L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17. Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent, the L/C Issuers, and the Administrative Agent shall have been notified by each Lender and the L/C Issuers that each Lender and the L/C Issuers have executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.Section 10.18. USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address and tax identification number of the Borrower and the Guarantors and other information regarding the Borrower and the Guarantors that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents or the Lenders, the Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

Each Loan Party acknowledges and agrees that each Lender, the Lead Arranger and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Parent, any Affiliate of the foregoing or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arranger or Affiliate thereof were not a Lender or the Lead Arranger (or an agent or any other person with any similar role under the Term Loan Facility) and without any duty to account therefor to any other Lender, the Lead Arranger, Parent, the Borrower, or any Affiliate of the foregoing. Each Lender, the Lead Arranger and any affiliate thereof may accept fees and other consideration from Parent, the Borrower, or any Affiliate of the foregoing for services in connection with this Agreement, the Term Loan Facility or otherwise without having to account for the same to any other Lender, the Lead Arranger Parent, the Borrower, or any Affiliate of the foregoing. Some or all of the Lenders and the Lead Arranger may have directly or indirectly acquired certain equity interests (including warrants) in Parent, the Borrower, or an Affiliate of the foregoing or may have directly or indirectly extended credit on a subordinated basis to Parent, the Borrower, or an Affiliate of the foregoing. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, the Lead Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Term Loan Facility or otherwise acting as arranger or agent thereunder and such Lender, the Lead Arranger or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Borrower or an Affiliate of the foregoing.

Section 10.20. Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.21. Effect of Certain Inaccuracies.

In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02 was inaccurate (regardless of whether this Agreement or the Revolving Credit Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the

Borrower shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within 15 days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(c) and 8.01.

Section 10.22. Conflicts with Other Loan Documents.

In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that (i) any provision of the Collateral Documents which imposes additional burdens on the Loan Parties or further restricts the rights of the Loan Parties or gives the Administrative Agent or Lenders additional rights, in each case, with respect to the Collateral, shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect and (ii) in the event of any conflict or inconsistency between the provision in the Intercreditor Agreement and the Agreement, the provisions of the Intercreditor Agreement shall control.

Section 10.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.24. Qualified Hedging Agreement.

(a) At any time prior to or within 15 days after any Loan Party enters in any Loan Agreement with a Hedge Bank, or in the case of Secured Hedge Agreements with a Hedge Bank in effect on the Closing Date, within 15 days of the Closing Date, if the applicable Loan Party and Hedge Bank desire that the monetary obligations in respect of such Secured Hedge Agreement be treated pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral as provided in the waterfall provisions set forth in Section 8.04, the Borrower may notify the Administrative Agent in writing (which notice the Administrative Agent shall promptly provide to the Collateral Agent) (to be acknowledged by the Administrative Agent and the Collateral Agent) that such Secured Hedge Agreements is be a “Qualified Hedging Agreement”.

(b) Until such time as the Borrower delivers (and the Administrative Agent and the Collateral Agent acknowledge) such notice as described above, such Secured Hedge Agreement shall not constitute a Qualified Hedging Agreement. The parties hereto understand and agree that the provisions of this Section 10.24 are made for the benefit of the Lenders and their Affiliates which become parties to Secured Hedge Agreements, and agree that any amendments or modifications to the provisions of this Section 10.24 shall not be effective with respect to any Secured Hedge Agreement entered into prior to the date of the respective amendment or modification of this Section 10.24 (without the written consent of the relevant parties thereto). Notwithstanding any such designation of a Secured Hedge Agreement as a Qualified Hedging Agreement, no provider or holder of any such Qualified Hedging Agreement (in its capacity as such) shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Obligations owing thereunder, nor shall their consent be required )other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Credit Documents, including as to any matter relating to the Collateral or the release of Collateral or Subsidiary Guarantors. The Administrative Agent and the Collateral Agent accept no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Qualified Hedging Agreement, and shall be entitled in all cases to rely on the applicable Hedge Bank and the applicable Loan Party to such agreement for the calculation thereof. Such Hedge Bank and the applicable Loan Party, party to any such agreement each agrees to provide the Administrative Agent and the Collateral Agent with the calculations of all such exposures and reserves, if any, from time to time, including at such times as the Administrative Agent or the Collateral Agent shall reasonably request, and in any event, not less than monthly (unless otherwise agreed to by the Administrative Agent and the Collateral Agent).

ARTICLE XI

Guaranty

Section 11.01. The Guaranty.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest

(including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Revolving Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”); provided that Guaranteed Obligations shall not include Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder (and each Guarantor hereby also waives to the extent permitted by Law any defenses it may have arising from the following), which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender, an L/C Issuer or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03. Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 11.04. Subrogation; Subordination.

(a) Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Revolving Credit Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

(b) Each Guarantor hereby subordinates any and all debt liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 11.04(b).

(A) Except during the continuation of an Event of Default (including, without limitation, the commencement and continuation of any proceeding under applicable Debtor Relief Laws relating to any other Loan Party), each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuation of any Event of Default (including, without limitation, the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Required Lenders shall otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations, other than the filing of proofs of claim or other similar requirements to preserve its rights as creditor.

(B) In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of proceeding under any Debtor Relief Law whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(C) After the occurrence and during the continuation of any Event of Default (including, without limitation, the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Required Lenders so request, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(c) After the occurrence and during the continuation of any Event of Default (including, without limitation, the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Obligations (including any and all Post Petition Interest).

Section 11.05. Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07. Continuing Guaranty.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09. Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent, any L/C Issuer or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.10. Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request (and the Secured Parties hereby authorize and direct the Agents to conclusively rely on such certificate as evidence that the applicable transaction is permitted under the Loan Documents in performing its obligations under this sentence), the Collateral Agent shall, at such Transferred Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents.

When all Revolving Credit Commitments hereunder have terminated, and all Revolving Loans or other Obligations (other than Secured Cash Management Obligations and obligations under Treasury Services Agreements or Secured Hedge Agreements) hereunder which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.11. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuer and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuer and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.12. Waiver.

As used in this paragraph, any reference to “the principal” includes the Borrower, and any reference to “the creditor” includes the Secured Parties. In accordance with Section 2856 of the California Civil Code, each Guarantor waives, to the fullest extent permitted by applicable law, any and all rights and defenses available to such Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including without limitation any and all rights or defenses such Guarantor may have because the Guaranteed Obligations are secured by real property. This means, among other things: (1) the creditor may collect from a Guarantor without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (B) the creditor may collect from such Guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right a Guarantor may have to collect from the principal. This is an unconditional and irrevocable waiver, to the fullest extent such waiver is permitted by applicable law, of any right and defenses any Guarantor may have because the Guaranteed Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights and defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Each Guarantor also waives, to the fullest extent permitted by applicable law, all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guaranteed Obligations, has destroyed such Guarantor’s rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided in Section 10.15 above, this Guaranty shall be governed by, and construed in accordance with, the law of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AFG HOLDINGS, INC., as Parent

By:	/s/ Thomas E. Giles
	Name:	Thomas E. Giles
	Title:	Executive Vice President and General Counsel

AMERIFORGE GROUP INC., as Borrower

By:	/s/ Thomas E. Giles
	Name:	Thomas E. Giles
	Title:	Executive Vice President, Secretary and General Counsel

AMERIFORGE CORPORATION, as a Guarantor

CENTURY CORROSION TECHNOLOGIES LLC, as a Guarantor

STEEL INDUSTRIES INC., as a Guarantor

STEEL INDUSTRIES REAL ESTATE HOLDING LLC, as a Guarantor

NRG MANUFACTURING INC, as a Guarantor

DYNAFAB ACQUISITION CORP., as a Guarantor

TAPER-LOK CORPORATION, as a Guarantor

AF GLOENCO INC., as a Guarantor

AFG LOUISIANA HOLDINGS INC, as a Guarantor

ALLPOINTS OILFIELD SERVICES LLC, as a Guarantor

NRG MANUFACTURING LOUISIANA LLC, as a Guarantor

AMERIFORGE CUMING INSULATION LLC, as a Guarantor

CUMING CORPORATION, as a Guarantor 230 BODWELL CORPORATION, as a Guarantor

FLOTATION TECHNOLOGIES LLC, as a Guarantor

ADVANCED JOINING TECHNOLOGIES, INC., as a Guarantor

By:	/s/ Thomas E. Giles
	Name:	Thomas E. Giles
	Title:	Vice President and Secretary

DEUTSCHE BANK AG NEW YORK BRANCH as Administrative Agent, Collateral Agent, L/C Issuer and a Lender

By:	/s/ Philip Saliba
	Name:	Philip Saliba
	Title:	Director

By:	/s/ Stephen R. Lapidus
	Name:	Stephen R. Lapidus
	Title:	Director